Exhibit 10.26

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF JANUARY 28, 2013

AMONG

BAYSIDE SCHOOL SPECIALTY, LLC,

SCHOOL SPECIALTY, INC.,

AND

THE OTHER SELLERS NAMED HEREIN

i

5.3 No Conflict or Violation	35
5.4 Consents and Approvals	35
5.5 No Brokers or Finders	36
5.6 Financial Wherewithal	36
5.7 Litigation; Proceedings	36
5.8 As Is Transaction	36

ARTICLE 6 COVENANTS AND OTHER AGREEMENTS	36

6.1 Pre-Closing Covenants of Sellers	36
6.2 Pre-Closing Covenants of Purchaser	40
6.3 Antitrust Notification	40
6.4 Transfer of Permits	40
6.5 Employment Covenants and Other Undertakings	40
6.6 Exclusivity	43
6.7 Casualty	43
6.8 Name Change	43
6.9 Release of Claims	43
6.10 Transition Services	43
6.11 Alternate Transactions	43
6.12 Post-Closing Access	44
6.13 Purchaser Financing Cooperation	44

ARTICLE 7 TAXES	44

7.1 Tax Matters	44
7.2 Waiver of Bulk Sales Laws	46

ARTICLE 8 BANKRUPTCY COURT MATTERS	46

8.1 Sale Motion	46
8.2 Sale Order	46
8.3 Procedure	46
8.4 Purchaser Protections	47

ARTICLE 9 CONDITIONS PRECEDENT TO PERFORMANCE BY THE PARTIES	47

9.1 Conditions Precedent to Performance by Sellers	47
9.2 Conditions Precedent to the Performance by Purchaser	48

ARTICLE 10 CLOSING AND DELIVERIES	49

10.1 Closing	49
10.2 Sellers’ Deliveries	49
10.3 Purchaser’s Deliveries	50

ARTICLE 11 TERMINATION	50

11.1 Conditions of Termination	50
11.2 Effect of Termination	52
11.3 Breakup Fees; Expense Reimbursement	52

ARTICLE 12 MISCELLANEOUS	53

12.1 Survival	53
12.2 Further Assurances	53
12.3 Successors and Assigns	53
12.4 Governing Law; Jurisdiction	53
12.5 Expenses	54
12.6 Severability	54
12.7 Notices	54
12.8 Amendments; Waivers	55
12.9 Entire Agreement	55
12.10 Sellers Disclosures	55
12.11 Headings	56
12.12 Electronic Delivery; Counterparts	56
12.13 Waiver of Jury Trial	56
12.14 Third Party Beneficiaries	56
12.15 Specific Performance	57

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Sale Order
Exhibit C	Form of Bidding Procedures Order
Exhibit D	Form of Bill of Sale

SCHEDULES

Schedule 1.1(a)	Excluded Contracts
Schedule 2.2(g)	Other Excluded Assets
Schedule 2.3(d)	Assumed Tax Liabilities
Schedule 2.4(a)(xxii)	Other Excluded Liabilities
Schedule 2.5(a)	Contract & Cure Schedule
Schedule 4.2	Subsidiaries
Schedule 4.4(a)	Conflicts
Schedule 4.4(b)	Consents of Third Parties
Schedule 4.5	Title to Acquired Assets
Schedule 4.6	Contracts
Schedule 4.7(a)	Real Property
Schedule 4.7(b)	Threatened Condemnation of Real Property
Schedule 4.7(d)	Real Property Security Deposits
Schedule 4.8(a)	Intellectual Property
Schedule 4.8(b)	License Agreements
Schedule 4.8(e)	Infringement
Schedule 4.9(c)	Tax Returns

Schedule 4.9(g)	Included Income and Excluded Deductions
Schedule 4.10(a)	Collective Bargaining Agreements and Employment Agreements
Schedule 4.10(b)	NLRB Matters
Schedule 4.10(c)	Employment-Related Violations
Schedule 4.10(d)	Employees
Schedule 4.11(a)	Employee Benefit Plans
Schedule 4.11(b)	Multiemployer Plans
Schedule 4.11(g)	COBRA
Schedule 4.11(h)	Benefits for Former Employees
Schedule 4.12	Environmental Matters
Schedule 4.13	Insurance
Schedule 4.15	Brokers or Finders
Schedule 4.16	Affiliate Transactions
Schedule 4.17	Litigation; Proceedings
Schedule 9.2(j)	Consents

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 28, 2013 (the “Execution Date”), is made by and among (i) Bayside School Specialty, LLC, a Delaware limited liability company (“Purchaser”), and (ii) School Specialty, Inc., a Wisconsin corporation (“SS”) and each of its Subsidiaries listed on the signature pages of this Agreement (together with SS, each a “Seller” and collectively, “Sellers”).

RECITALS

WHEREAS, on January 28, 2013 (the “Petition Date”), Sellers filed voluntary petitions for reorganization relief (the “Bankruptcy Cases”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”);

WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Sellers, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, the Acquired Assets and the Assumed Liabilities as more specifically provided herein;

WHEREAS, the board of directors, board of managers or applicable governing body of each Seller has determined that it is advisable and in the best interests of their respective estates and the beneficiaries of such estates to consummate the transactions provided for herein pursuant to the Bidding Procedures Order and the Sale Order and has approved this Agreement; and

WHEREAS, the transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to the Sale Order to be entered in the Bankruptcy Cases.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Sellers and Purchaser hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Terms Defined. As used in this Agreement, the following terms have the following meanings:

“ABL Credit Agreements” means (a) the Debtor-In-Possession Credit Facility, dated as of January 28, 2013, by and among the borrowers and guarantors named therein, Wells Fargo Capital Finance, LLC, as agent, and the lenders party thereto from time to time, as amended from time to time (the “ABL DIP Credit Agreement”) and (b) the Existing Loan Agreement (as defined in the ABL DIP Credit Agreement).

“ABL Credit Parties” means all Agents and all lenders party to the ABL Credit Agreements.

“Acquired Assets” are those assets described in Section 2.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 3.2.

“Alternate Transaction” means a transaction or series of related transactions pursuant to which Sellers (a) accept a bid, other than that of Purchaser, as the highest or best offer in the Auction or (b) sell, transfer, lease or otherwise dispose of, directly or indirectly, including through an asset sale, stock sale, merger, reorganization, or bankruptcy plan of reorganization or liquidation, or other similar transaction (by Sellers or otherwise), including a Court-approved stand-alone plan of reorganization or refinancing, all or substantially all of the Acquired Assets (or agrees to do any of the foregoing) to a party or parties other than Purchaser.

“Ancillary Agreement” means any agreement, document or instrument (other than this Agreement) that any Seller or Purchaser, as applicable, enters into or delivers in connection with the consummation of the transactions contemplated hereby.

“Assigned Contract” means any Purchased Contract, other than the Excluded Contracts.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit A evidencing the assignment to and assumption by Purchaser of all rights and obligations under the Assigned Contracts.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Plans” has the meaning set forth in Section 6.5(g).

“Assumption Order” means an order of the Bankruptcy Court authorizing the assumption or the assumption and assignment of a Contract pursuant to Section 365 of the Bankruptcy Code.

“Avoidance Action” means any claim, right or cause of action of Sellers arising under sections 544 through 553 of the Bankruptcy Code.

“Auction” means the auction for the sale of Sellers’ assets conducted by Sellers if, and only if, any Qualified Bid is received pursuant to the Bidding Procedures Order.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bidding Procedures Order” means an order, in all material respects in the form of Exhibit C, issued by the Bankruptcy Court that, among other things, establishes procedures for an auction process to solicit competing bids and authorizes payment of the Breakup Fee and the Expense Reimbursement in accordance with the terms and subject to the conditions in such order.

“Bill of Sale” means the Bill of Sale in all material respects in the form of Exhibit D conveying to Purchaser title to all of the Acquired Assets.

“Breakup Fee” means an amount equal to $2,850,000.

“Budget” means the Approved Budget as defined in the DIP Credit Agreement and as provided to the administrative agent pursuant to the DIP Credit Agreement and attached thereto as an exhibit.

“Business” means Sellers’ business of providing instructional solutions that address a broad spectrum of educational needs, including basic school supplies, supplemental learning products, classroom equipment and furniture, and standards-based curriculum solutions.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York are authorized by Law or other governmental action to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and any regulations promulgated thereunder.

“Claim” has the meaning ascribed by Bankruptcy Code § 101(5), including all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment rights, obligations, and liabilities of any kind or nature under contract, at Law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

“Contract” means any agreement, contract, lease, sublease, purchase order, arrangement, license, commitment or other binding arrangement or understanding, whether written or oral, and any amendments, modifications or supplements thereto, including, for the avoidance of doubt, any Real Property Lease and any customer agreement or contract.

“Contract & Cure Schedule” has the meaning set forth in Section 2.5(a).

“Contract Notice” has the meaning set forth in Section 2.5(c).

“Copyrights” means any non-United States or United States copyright registrations and applications for registration thereof, and any nonregistered copyrights, including copyrights in compilations, collective works and all content and information contained on any website and “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works.”

“Credit Bid Amount” has the meaning set forth in Section 3.1(a).

“Cure Cost” means any amounts required by Section 365(b)(1) of the Bankruptcy Code under any applicable Designated Contract.

“Designated Contracts” means all Contracts set forth on the Contract & Cure Schedule.

“Designation Deadline” means 5:00 p.m., New York time, on the date that is 120 days after the Petition Date (or if such date is not a Business Day, the last Business Day immediately prior thereto), or such later date to which Purchaser and Sellers shall mutually agree and as the Bankruptcy Court may authorize.

“Designee” has the meaning set forth in Section 3.3.

“DIP Credit Agreement” means that certain Senior Secured Super Priority Debtor-In-Possession Credit Agreement dated as of January 28, 2013 among School Specialty, Inc., Classroomdirect.Com, LLC, Delta Education, LLC, Sportime, LLC, Childcraft Education Corp., Bird-In-Hand Woodworks, Inc., Califone International, Inc., and Premier Agendas, Inc., as Borrowers, Select Agendas, Corp., Frey Scientific, Inc., and Sax Arts & Crafts, Inc., as Guarantors, the Lenders, as defined therein, and Bayside Finance, LLC, as Administrative Agent and as Collateral Agent.

“DIP Obligations” means all Indebtedness as of the Closing outstanding under the DIP Credit Agreement.

“DIP Orders” means the interim and final orders of the Bankruptcy Court approving Sellers’ entry into the DIP Credit Agreement.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (including design specifications, functional requirements, operating instructions, logic manuals and flow charts), user documentation (including installation guides, user manuals, training materials, release notes and working papers), marketing documentation (including sales brochures, flyers, pamphlets, Internet Web pages and any Internet Web page content), cost and pricing information, business plans, quality control records and procedures, blueprints, accounting and tax files, customer files and documents (including credit information), personnel files for employees, supplier lists, records, literature and correspondence, including materials relating to inventories, services, marketing, advertising, promotional materials, documents evidencing or constituting Intellectual Property, and other similar materials to the extent related to, used in, or held for use in, the Business or the Acquired Assets, in each case whether or not in electronic form, whether or not physically located on any of the Leased Real Property or the Owned Real Property, but excluding (a) personnel files for Employees who are not hired by Purchaser as of the Closing Date (except records necessary for Purchaser to provide COBRA coverage if required by Law) and (b) any materials exclusively related to any Excluded Assets.

“Electronic Delivery” has the meaning set forth in Section 12.12.

“Employee” means any employee of Sellers as of the Closing Date.

“Employee Benefit Plans” has the meaning set forth in Section 4.11(a).

“Encumbrances” means, to the extent not considered a Lien, any security interest, lien, collateral assignment, right of setoff, debt, pledge, levy, charge, encumbrance, option, right of first refusal, restriction (whether on transfer, disposition or otherwise), other similar agreement terms tending to limit any right or privilege of any Seller under any Contract, conditional sale contract, title retention contract, mortgage, lease, deed of trust, hypothecation, indenture, security agreement, easement, license, servitude, proxy, voting trust, transfer restriction under any shareholder or similar agreement, or any other agreement, arrangement, contract, commitment or binding obligation of any kind whatsoever, whether written or oral, or imposed by any Law, equity or otherwise.

“Environmental Laws” has the meaning set forth in Section 4.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” has the meaning set forth in Section 4.11(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” means (a) the Contracts set forth on Schedule 1.1(a) as updated pursuant to Section 2.5 and (b) Contracts relating to the Excluded Assets and the Excluded Liabilities.

“Excluded Environmental Liabilities” means any Liability or other investigatory, corrective or remedial obligation, whenever arising or occurring, arising under Environmental Laws with respect to Sellers, the Business, the Acquired Assets, the Facilities or the Leased Properties (including any arising from the on-site or off-site Release, threatened Release, treatment, storage, transportation, processing, disposal, or arrangement for disposal of Hazardous Materials) whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any schedule attached hereto, but only to the extent related to pre-Closing conditions.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Execution Date” has the meaning set forth in the Preamble.

“Expense Reimbursement” means the reasonable out-of-pocket costs, fees and expenses (including legal, financial advisory, accounting and other similar costs, fees and expenses) incurred by Purchaser or its Affiliates (other than Sellers) in connection with the negotiation, documentation and implementation of this Agreement and the transactions contemplated hereby and all proceedings incident thereto; provided, that under no circumstances shall the amount of the Expense Reimbursement exceed $1,000,000 in the aggregate.

“Facilities” means all facilities owned or leased by the Sellers at which the Business is conducted including all Leased Real Property and Owned Real Property.

“FF&E” means all equipment, machinery, fixtures, furniture and other tangible property owned by Sellers (unless sold to any third party in the ordinary course of business and not in violation of this Agreement), located at any of the Facilities, stored in any offsite location or used, held for use or useful in the operation of the Business or the Acquired Assets (including all such property that is damaged), including all work in process, raw materials, inventory, stores and supplies, tools, finished products, spare parts, packaging and shipping containers, and other materials.

“Furnished Reports” has the meaning set forth in Section 4.14(a).

“GAAP” has the meaning set forth in Section 4.14(b).

“Governmental Authority” means any U.S. or foreign, federal, state or local, court, tribunal, governmental department, agency, board or commission, regulatory, taxing or supervisory authority, or other administrative, governmental or quasi-governmental body, subdivision or instrumentality.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (b) any waste, material, or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste” or “pollutant” or otherwise subject to regulation, investigation, control or remediation under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” means, with respect to any Real Property, all buildings, fixtures, structures, systems, facilities, easements, rights-of-way, privileges, improvements, licenses, hereditaments, appurtenances and all other rights and benefits belonging, or in any way related, to such Real Property.

“Indebtedness” with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (a) any obligation of such Person incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (b) the face amount of all letters of credit issued for the account of such Person, (c) obligations of such Person secured by Liens or Encumbrances, (d) capitalized lease obligations of such Person, (e) all guarantees and similar obligations of such Person, (f) all accrued interest, fees and charges in respect of any indebtedness of such Person and (g) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness of such Person.

“Intellectual Property” means all rights of Sellers in and to: (a) Trademarks; (b) Patents; (c) Copyrights; (d) Software; (e) rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; (f) inventions (whether or not patentable), discoveries, improvements, know-how, formulae, methodologies, business methods, processes, technology, drawings, specifications and data, and applications, registrations or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions; (g) Internet websites, web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in websites; (h) trade secrets, inventions and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, assembly, test, installation, technical, operating and service and maintenance manuals and data, hardware reference manuals and engineering, programming, service and maintenance notes and logs), (j) any and all other intellectual property and proprietary rights; (k) all rights under agreements relating to the foregoing; (l) all books and records pertaining to the foregoing; (m) all claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing and (n) goodwill related to all of the foregoing.

“Interest” means “interest” as that term is used in Bankruptcy Code Section 363(f).

“Inventory” means all raw materials, work-in-process, inventory, supplies, finished goods and goods in transit, packaging materials and other consumables of Sellers, including inventory (i) in the possession of the Company or (ii) that is to be delivered by the vendor of such inventory to Sellers pursuant to an order made by or on behalf of Sellers prior to the Closing, but in each case excluding inventory, supplies, finished goods and goods in transit of the Company that are (x) damaged or otherwise designated as “return to vendor” or (y) designated to be sold as part of a bulk sale.

“IP Licenses” has the meaning set forth in Section 4.6(a)(xiii).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any law, statute, ordinance, regulation, rule, code or rule of common law or otherwise of, or any order, judgment, injunction or decree issued, promulgated, enforced or entered by, any Governmental Authority.

“Leased Real Property” means all Real Property leased, subleased or licensed by Sellers, as lessee, sublessee or licensee, all of which are identified on Schedule 4.7(a).

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including any liability for Taxes.

“License Agreements” has the meaning set forth in Section 4.8(b).

“Lien” has the meaning given to that term in the Bankruptcy Code.

“Material Adverse Effect” means a state of facts, event, change or effect with respect to the Business, the Acquired Assets or the Assumed Liabilities that results in or would reasonably be expected to result in a material adverse effect on the results of operations or condition (financial or otherwise) of the Sellers, the Acquired Assets and the Business, taken as a whole, but excludes any state of facts, event, change or effect relating to (a) changes or conditions affecting the industries in which Sellers operate generally; (b) changes in economic, regulatory or political conditions generally; (c) changes in financial, banking or securities markets; (d) changes in applicable Law or GAAP or interpretations thereof; (e) any act of war, terrorism or armed conflict; (f) the public announcement, pendency or completion of the transactions contemplated by this Agreement and (g) the filing of the Bankruptcy Cases and the effect thereof; provided, in each of clauses (a) through (e), that any such change does not have a disproportionate effect on the Acquired Assets and the Business taken as a whole.

“Material Contracts” has the meaning set forth in Section 4.6(b).

“Non-Assignable Contracts” has the meaning set forth in Section 2.5(f).

“Orders” means the Sale Order and the Bidding Procedures Order.

“Owned Intellectual Property” has the meaning set forth in Section 4.8(d).

“Owned Real Property” has the meaning set forth in Section 4.7(a).

“Patents” means all patents, patent applications and non-United States counterparts thereof, and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing).

“Permits” means all certificates of occupancy or other certificates, permits, authorizations, filings, approvals and licenses possessed by Sellers, or through which Sellers have rights, that are used, useable or useful in the operation of the Business or the use or enjoyment or benefit of the Acquired Assets.

“Permitted Lien” means: (a) Liens and Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of Sellers; (b) statutory liens of carriers, warehousemen, mechanics, repairmen, workmen, suppliers or materialmen imposed by Law and arising in the ordinary course of business that are not delinquent and that do not, individually or in the aggregate, materially affect the ownership, lease, value or use of the affected asset or of the Acquired Assets as a whole; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social-security Laws; (d) with respect to Real Property, any Lien or Encumbrance which a reputable title insurance company would be willing to omit as an exception, or affirmatively insure, in its title insurance policy for the applicable parcel of Real Property; (e) with respect to Real Property, any condition that may be shown by a current and accurate survey, or that would be apparent as part of a physical inspection, of the applicable parcel of Real Property, in each case which does not materially adversely interfere with the present use of the parcel of Real Property it affects; (f) Liens and Encumbrances that will be released prior to or as of Closing; (g) with respect to leased or licensed property (including the Leased Real Property), the terms and conditions of the lease or license applicable thereto to the extent constituting a Purchased Contract; (h) all defects, exceptions, restrictions, easements, rights-of-way and other similar encumbrances of record other than monetary encumbrances, judgments and monetary liens that in each case (1) would not in any case, individually or in the aggregate, reasonably be expected to materially and adversely impair the ownership or lease of nor materially and adversely detract from the value or use of the property subject thereto or (2) would not be reasonably expected to materially interfere with the ordinary conduct of the business of Sellers at the property subject thereto; (i) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Real Property, which are not violated by the current use, occupancy or operation of the Real Property; (j) any right, title or interest of a lessor, sublessor or licensor under any of the Real Property Leases; and (k) in the case of the Leased Real Property, any Lien or Encumbrance to which the fee simple interest (or any superior leasehold interest) is subject.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, sole proprietorship, unincorporated organization, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the Recitals.

“Potential Transaction” has the meaning set forth in Section 6.6.

“Pre-Petition Credit Agreement” means that certain Credit Agreement dated as of May 22, 2012 by and among the Sellers, the lenders party thereto, the guarantors defined therein and Bayside Finance, LLC, as Administrative Agent, Collateral Agent and lender, as amended or modified through the Execution Date.

“Pre-Petition Loan Documents” means the “Loan Documents” as defined in the Pre-Petition Credit Agreement, and all other documents referred to therein or delivered in connection therewith.

“Proceeding” has the meaning set forth in Section 2.4(a)(ix).

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchased Contracts” has the meaning set forth in Section 2.1(e).

“Purchaser” has the meaning set forth in the Preamble and includes each Designee in accordance with Section 3.3.

“Purchaser Employees” means the Employees of Sellers who accept an offer of employment with Purchaser based on the initial terms and conditions set by Purchaser.

“Qualified Bid” means competing bids pre-qualified for the Auction in accordance with the Bidding Procedures Order.

“Real Property” means all of the Owned Real Property and the Leased Real Property, together with all buildings and Improvements thereon and all appurtenances and rights thereto.

“Real Property Leases” means all of Sellers’ right, title and interest in all leases, subleases, licenses, concessions and other agreements (written or oral) and all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers hold a leasehold or subleasehold estate in, or are granted a license or other right to use, the Leased Real Property.

“Related Person” means, with respect to any Person at any time of determination, all directors, officers, members, managers, stockholders, employees, controlling persons, Affiliates, agents, professionals, attorneys, accountants, lenders, investment bankers or representatives of any such Person.

“Release” shall have the meaning set forth in CERCLA.

“Sale Hearing” means the hearing to consider the entry of the Sale Order.

“Sale Motion” has the meaning set forth in Section 8.1.

“Sale Order” means an order, in all material respects in the form of Exhibit B, entered by the Bankruptcy Court, which Sale Order shall be acceptable to Purchaser.

“SEC Documents” has the meaning set forth in Section 4.14(a).

“Schedules” has the meaning set forth in Section 6.1(c).

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Sellers’ Knowledge” means the actual (and not constructive) knowledge of Michael Lavelle, David Vander Ploeg and Gerald Hughes, in each case, after due inquiry.

“Software” means any computer program, operating system, application, system, firmware or software of any nature, point-of-entry system, peripherals, and data whether operational, active, under development or design, nonoperational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, tests scripts, user manuals and other documentation therefor, whether in machine-readable form, virtual machine-readable form, programming language, modeling language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, and all databases necessary or appropriate in connection with the operation or use of any such computer program, operating system, application, system, firmware or software.

“SS” has the meaning set forth in the Preamble.

“Straddle Period Property Tax” has the meaning set forth in Section 7.1(d).

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the equity interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, whether payable by reason of contract, assumption, transferee liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), which taxes shall include all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, medicare, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer taxes and fees, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, and other assessments or obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

“Tax Authority” means any Governmental Authority with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Tax Return” means any report, return, information return, filing declaration, statement, or claim for refund, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed, distributed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Trademarks” means any trademarks, service marks, trade names, corporate names, Internet domain names, designs, trade dress, product configurations, logos, slogans, and general intangibles of like nature, together with all translations, adaptations, derivations and combinations thereof, all goodwill, registrations and applications in any jurisdiction pertaining to the foregoing.

“Transfer Taxes” means all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.

“Treasury Regulation” means any of the regulations promulgated by the Department of the Treasury under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, or any similar applicable state or local Law.

1.2 Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(e) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(g) Any reference in this Agreement to $ shall mean U.S. dollars.

(h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF THE ACQUIRED ASSETS

2.1 Purchase and Sale of Assets. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser, all of Sellers’ right, title and interest in, to and under the Acquired Assets, free and clear of all Liens, Claims, Interests or Encumbrances (other than Permitted Liens). “Acquired Assets” shall mean all of the, direct or indirect, right, title and interest of Sellers in and to the tangible and intangible assets, properties, rights, claims and Contracts (but excluding Excluded Assets) as of the Closing, including:

(a) all cash (including undeposited checks and uncleared checks), cash equivalents and short-term investments;

(b) all accounts receivable, rebates, refunds (whether related to Taxes or otherwise) and other receivables of Sellers however evidenced;

(c) all Inventory of Sellers;

(d) all deposits (including, with respect to the Acquired Assets, customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise), credits and prepaid charges and expenses of Sellers that relate to the Acquired Assets;

(e) all Contracts of Sellers that are assumed by and assigned to Purchaser pursuant to an Assumption Order on or prior to the Designation Deadline (the “Purchased Contracts”), together with all rights thereunder from and after the Closing Date, and any causes of action relating to past or present breaches of the Purchased Contracts;

(f) all of Sellers’ interests in and to all Improvements located on the Leased Real Property subject to each Real Property Lease, any other appurtenances thereto, and all of Sellers’ rights in respect thereof;

(g) all Owned Real Property together with all Improvements thereto and thereon;

(h) all FF&E;

(i) all Intellectual Property;

(j) all telephone and facsimile numbers and all email addresses;

(k) all Documents;

(l) all Permits;

(m) all rights, recoveries, refunds and rights of set-off against third parties;

(n) the capital stock or other equity interests of any Subsidiaries of Sellers that are not guarantors of the obligations under the Pre-Petition Credit Agreement;

(o) all rights under or arising out of all insurance policies relating to the Business or the Acquired Assets, unless non-assignable as a matter of Law;

(p) other than with respect to the Excluded Contracts, all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Purchaser Employees or agents of Sellers or with third parties (other than with Purchaser or any of its Affiliates under this Agreement or any Ancillary Agreements), including non-disclosure or confidentiality, non-compete, or non-solicitation agreements entered into in connection with the Auction;

(q) all rights, claims or causes of action of Sellers or otherwise relating to the Business and the Acquired Assets, including all Avoidance Actions.

(r) all rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to Sellers or to the extent affecting any Acquired Assets other than any warranties, representations and guarantees pertaining to any Excluded Assets;

(s) all interests of Sellers in, and all assets relating to, the Assumed Plans (if any);

(t) subject to Section 2.5(f), any asset that requires the consent of a third party to be transferred, assumed or assigned notwithstanding the provisions of Section 365 of the Bankruptcy Code, as to which such consent has not been obtained as of the Closing Date; upon receipt of such consent on or after the Closing Date and entry of an appropriate Assumption Order as provided in Section 2.5(f); and

(u) all goodwill and other intangible assets associated with the Business and the Acquired Assets.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under, and all obligations with respect to, the Excluded Assets. For all purposes of and under this Agreement, and as the same may be amended pursuant to Section 2.5, the term “Excluded Assets” shall mean:

(a) any asset of Sellers that otherwise would constitute an Acquired Asset but for the fact that it is conveyed, leased or otherwise disposed of, in the ordinary course of Sellers’ business prior to the Closing Date not in violation of this Agreement;

(b) the certificates of incorporation and articles of incorporation or, as applicable, formation, qualifications to conduct business as a foreign corporation or, as applicable, limited liability company, taxpayer and other identification numbers, seals, stock transfer books, blank stock certificates, corporate books and records of internal corporate or limited liability company proceedings, tax and accounting records, work papers and other records relating to the organization or maintenance of corporate or limited liability company existence of Sellers and any other records that Sellers are required by Law to retain; provided, however, that copies of the foregoing items shall be provided by Sellers to Purchaser following the Closing Date upon Purchaser’s request at Purchaser’s sole expense;

(c) the rights of Sellers under this Agreement and the Ancillary Agreements and all consideration payable or deliverable to Sellers under this Agreement, but excluding cash flows under any Assigned Contract;

(d) all rights and interests in connection with, and assets of, any Employee Benefit Plan other than the Assumed Plans;

(e) the capital stock or other equity interests of any Seller;

(f) all rights under or arising out of insurance policies that are non-assignable as a matter of Law;

(g) the assets listed on Schedule 2.2(g);

(h) all Excluded Contracts;

(i) all rights (including rights under insurance policies), claims or causes of action with respect to or arising in connection with Excluded Assets; and

(j) all deposits (including, with respect to the Excluded Assets, customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Sellers that relate exclusively to the Excluded Assets to the extent such deposits, prepaid charges or expenses are rightfully and legally offset against corresponding accounts payable of Sellers arising prior to the Petition Date.

2.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of the Closing, to assume, pay, perform and discharge the following Liabilities (the “Assumed Liabilities”):

(a) all of Sellers’ Liabilities under the Assigned Contracts; provided, however, that Purchaser’s obligations with respect to monetary defaults under any Assigned Contract upon the assumption thereof by Purchaser shall be limited to Cure Costs, subject to the terms of Section 2.5;

(b) to the extent not already paid or included in the DIP Obligations, all ordinary course Liabilities with respect to the Acquired Assets (including ordinary course trade payables) arising after the Petition Date to the extent (i) relating to the conduct of the Business after the Petition Date through the Closing Date and (ii) set forth in the Budget; provided, however, under no circumstances shall Purchaser assume or be liable for any such Liabilities in excess of an amount to be determined by Purchaser in its sole discretion; and provided, further however, that such Liabilities shall specifically exclude any fees and expenses of any attorneys, financial advisors, consultants or other representatives of the Sellers or anyone else for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by any Seller or any predecessor of any Seller or anyone else in connection with, resulting from or attributable to (A) the Bankruptcy Cases or the transactions contemplated by this Agreement or (B) in pursuing or supporting claims, objections, avoidance actions, or any other litigation against Purchaser;

(c) all Liabilities relating to the Assumed Plans, if any;

(d) all Liabilities relating to Taxes as set forth on Schedule 2.3(d); and

(e) with the prior written consent of each ABL Credit Party, all Liabilities arising under the ABL Credit Agreements; if such Liabilities are not paid in full in cash as of Closing in the amount required under the ABL Credit Agreements.

2.4 Excluded Liabilities.

(a) Notwithstanding anything to the contrary in this Agreement or otherwise, Purchaser shall not assume or for any reason be deemed to have assumed or be liable for any Claims, Liens, Encumbrances, Interests or Liabilities of Sellers of any nature whatsoever, whether presently in existence or arising hereafter (other than the Assumed Liabilities), including, but not limited to, the following (collectively, the “Excluded Liabilities”):

(i) all Claims or Liabilities of Sellers that relate to any of the Excluded Assets (including under any Excluded Contracts);

(ii) the Excluded Environmental Liabilities (regardless of whether such Liabilities are technically Liabilities of any Seller);

(iii) any Liability relating to (A) events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing, or (B) the ownership, possession, use, operation or sale or other disposition prior to the Closing of any Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing, with the Business);

(iv) any Liability relating to the Acquired Assets based on events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to: (A) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person or (B) compliance with any applicable Law relating to any of the foregoing; in each case except for any such Liability that may not be discharged by the Sale Order;

(v) all Claims or Liabilities of Sellers or for which Sellers or any Affiliate of any Seller could be liable relating to Taxes that are not expressly assumed by Purchaser under Schedule 2.3(d);

(vi) all Claims or Liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by any Seller or any predecessor of any Seller in connection with, resulting from or attributable to the Bankruptcy Cases or the transactions contemplated by this Agreement or otherwise;

(vii) all Indebtedness of any Seller;

(viii) all Liabilities of Sellers related to the right to or issuance of any capital stock or other equity interest of any Seller, including any stock options or warrants;

(ix) all Liabilities of Sellers resulting from, caused by or arising out of, or which relate to, directly or indirectly, the ownership, lease or license of any properties or assets or any properties or assets previously used by Sellers or any predecessor of any Seller at any time, or other actions, omissions or events occurring prior to the Closing and which (A) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any rule, regulation, treaty or other similar authority or (B) relate to any and all Claims, disputes, demands, actions, Liabilities, damages, suits in equity or at Law, administrative, regulatory or quasi-judicial proceedings, accounts, costs, expenses, setoffs, contributions, attorneys’ fees or causes of action of whatever kind or character (“Proceeding”) against Sellers, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened;

(x) any Liability arising out of any Proceeding commenced against Sellers or any predecessor of any Seller after the Closing and arising out of, or relating to, any occurrence or event happening prior to the Closing;

(xi) all Claims or Liabilities with respect to the Employees or former employees (or their representatives) of Sellers or any predecessor of any Seller based on any action or inaction occurring prior to and including on the Closing Date, including payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, health care plans or benefits (including COBRA), or any other employee plans or benefits or other compensation of any kind to any employee, and obligations of any kind including any Liability pursuant to the WARN Act;

(xii) any Liability arising under any Employee Benefit Plan or any other employee benefit plan, policy, program, agreement or arrangement (other than an Assumed Plan) at any time maintained, sponsored or contributed to by Sellers or any ERISA Affiliate, or with respect to which Sellers or any ERISA Affiliate has any Liability including with respect to any underfunded pension Liability; provided, that for the avoidance of doubt, all Liabilities arising under the Assumed Plans shall be assumed by Purchaser pursuant to Section 2.3(c).

(xiii) any Liability arising out of or relating to services or products of Sellers to the extent performed, marketed, sold or distributed prior to the Closing;

(xiv) any Liability under any Excluded Contract;

(xv) any Liability under any employment, collective bargaining agreement, severance, retention or termination agreement with any employee, consultant or contractor (or their representatives) of Sellers, except if an Assumed Liability;

(xvi) any Liability arising out of or relating to any grievance by current or former employees of Sellers, whether or not the affected employees are hired by Purchaser;

(xvii) any Liability to any shareholder or other equity holder of any Seller, which Liability relates to such Person’s capacity as a shareholder or other equity holder of a Seller;

(xviii) any Liability arising out of or resulting from non-compliance or alleged non-compliance with any Law, ordinance, regulation or treaty by Sellers;

(xix) any Liability for infringement or misappropriation of any Intellectual Property arising out of or relating to any conduct of any Seller or operation of the Business on or before the Closing;

(xx) any Liability of Sellers under this Agreement or any Ancillary Agreements;

(xxi) any Liability of Sellers related to all Indebtedness as of the Closing under the Pre-Petition Loan Documents;

(xxii) the Liabilities specifically identified and described on Schedule 2.4(a)(xxii); and

(xxiii) any other Liabilities of Sellers not expressly assumed by Purchaser pursuant to Section 2.3.

(b) The parties acknowledge and agree that disclosure of any Liability on any Schedule to this Agreement shall not create an Assumed Liability or other Liability of Purchaser, except where such disclosed Liability has been expressly assumed by Purchaser as an Assumed Liability in accordance with the provisions of Section 2.3.

2.5 Real Property Lease and Contract Designation; Cure Costs.

(a) Contract and Cure Schedule. Within ten (10) days following the date hereof, SS shall deliver to Purchaser a schedule that contains a list of each Contract along with the Sellers’ good faith estimate of the amount of Cure Costs applicable to each such Contract (as such schedule may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Contract & Cure Schedule”); provided, that if no Cure Cost is estimated to be applicable with respect to any particular Contract, the amount of such Cure Cost has been designated for such Contract as “$0.00”. From the date the Contract & Cure Schedule is provided through (and including) the Designation Deadline, promptly following any changes to the information set forth on such Schedule (including any new Contracts included in the Acquired Assets to which a Seller becomes a party and any change in the Cure Cost of any such Contract), the Sellers shall provide Purchaser with a schedule that updates and corrects the Contract & Cure Schedule. Purchaser may, at any time and from time to time through (and including) the Designation Deadline as described below, include or exclude any Designated Contract from the Contract & Cure Schedule and require the Sellers to give notice to the counterparties to any such Designated Contracts of the Sellers’ proposed assumption and assignment thereof to Purchaser or Purchaser’s Designee and the amount of Cure Costs, as approved by Purchaser, associated with such Designated Contract. If any Designated Contract is added to (or excluded from) the Contract & Cure Schedule as permitted by this Section 2.5(a), then Purchaser and the Sellers shall make appropriate additions, deletions or other changes to any applicable Schedule to reflect such addition or exclusion.

(b) Designation. During the period from the date the Contract and Cure Schedule is provided through the Designation Deadline and pursuant to the terms of this Section 2.5, Purchaser may designate each Designated Contract as an Assigned Contract or an Excluded Contract. Sellers hereby appoint Purchaser as their agent-in-fact from and after the Closing Date for the sole purpose of allowing Purchaser to continue to operate under the Designated Contracts until such time as Purchaser either designates such Designated Contract as an Assigned Contract or an Excluded Contract.

(c) Contract Notice. At any time prior to the Designation Deadline, Purchaser shall have the right, which right may be exercised at any time and from time to time in Purchaser’s sole and absolute discretion, to provide written notice to Sellers (each such notice, a “Contract Notice”) of Purchaser’s election to deem the Designated Contracts identified in the subject Contract Notice(s) an Assigned Contract and require Sellers to use reasonable best efforts, subject to entry of an Assumption Order by the Bankruptcy Court, to assume and assign such Designated Contracts to Purchaser or Purchaser’s Designee. In any such Contract Notices, Purchaser also may designate any Designated Contract as an Excluded Contract. Within fifteen (15) days following the date Purchaser delivers a Contract Notice to Sellers electing to deem a Designated Contract as an Assigned Contract, Sellers shall, at no additional cost or expense to Purchaser, take all requisite actions (including actions required under § 363 and/or 365 of the Bankruptcy Code, as applicable) to assume and assign such Designated Contracts to Purchaser or its Designee. Without limiting the generality of the foregoing, upon receipt of a Contract Notice electing to deem a Designated Contract as an Assigned Contract, Sellers shall use reasonable best efforts to obtain the entry of an Assumption Order by the Bankruptcy Court approving the assumption and assignment of such Designated Contracts to Purchaser or its Designee and fixing the Cure Costs relating to each of such Designated Contracts, provided, however, that if the Cure Costs to be fixed by the Bankruptcy Court for any Designated Contract in a proposed Assumption Order either are greater than the amount set forth in the Contract & Cure Schedule and are not consented to by Purchaser no later than the hearing before the Bankruptcy Court to consider the assumption and assignment of such Designated Contract, then Purchaser shall be permitted at such hearing to forthwith revoke its designation of any such Designated Contract as an Assigned Contract and thereupon such Designated Contract shall be deemed to be an Excluded Contract for all purposes of this Agreement. Promptly following the entry of an Assumption Order by the Bankruptcy Court, Purchaser shall and shall cause its Designees to assume from Sellers the Assigned Contracts pursuant to Section 365 of the Bankruptcy Code and an Assignment and Assumption Agreement.

(d) Bankruptcy Court Matters. Sellers shall give written notice to Purchaser prior to the submission of any motion in their Bankruptcy Cases to assume or reject any Designated Contracts together with a copy of the proposed Assumption Order, and, without the prior written consent of Purchaser, Sellers shall not assume or reject any Designated Contracts. Sellers shall promptly reject any Designated Contract that (i) Purchaser has designated as an Excluded Contract pursuant to a Contract Notice, (ii) has been deemed to be an Excluded Contract pursuant to Section 2.5(b) above or (iii) any Designated Contract that Purchaser has not designated as an Assigned Contract by the Designation Deadline (all such Designated Contracts being deemed to be Excluded Contracts for purposes of this Agreement). Any Designated Contracts that are rejected subject to Bankruptcy Court approval or are the subject of a rejection motion at the Designation Deadline, after complying with the provisions of this Section 2.5 shall constitute Excluded Contracts. Purchaser shall not have any obligation or liability with respect to Excluded Contracts from and after the earliest of: (x) delivery of such a Contract Notice, (y) after such Designated Contract has been deemed to be an Excluded Contract pursuant to Section 2.5(b) above or (z) after the Designation Deadline, as applicable.

(e) Cure Costs; Adequate Assurance. To the extent that any Designated Contract requires the payment of Cure Costs in order to be assigned to Purchaser and assumed pursuant to Section 363 and 365 of the Bankruptcy Code, the Cure Costs related to such Designated Contract shall be paid by the Sellers to the extent of available cash on the Sellers’ balance sheet. In the event that the aggregate amount of Cure Costs payable for all Assigned Contracts exceeds the amount of available cash on the Sellers’ balance sheet, Purchaser or its Designees shall satisfy such excess Cure Costs. Purchaser shall not be required to make any payment of Cure Costs for, or otherwise have any Liabilities with respect to, any Contract that is not an Assigned Contract. Purchaser will provide adequate assurance of future performance on its behalf and on behalf of its Designees as required under the Bankruptcy Code, including Section 365(f)(2)(B) thereof. Purchaser and the Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under each Assigned Contract, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser’s and the Sellers’ employees and representatives available to testify before the Bankruptcy Court, as necessary.

(f) Non-Assignable Contracts. To the extent that any Assigned Contract is not capable of being assigned under Section 365 of the Bankruptcy Code (or, if inapplicable, pursuant to other applicable Laws or the terms of such Contract) to Purchaser or a Designee without the consent of the other party thereto or any Person (including a Government Entity), and such consent has not been obtained (collectively, the “Non-Assignable Contracts”), this Agreement will not constitute an assignment thereof, or an attempted assignment, unless any such consent is obtained. Any payment to be made in order to obtain any consent required by the terms of any Non-Assignable Contract shall be the responsibility of Sellers to the extent of available cash on Sellers’ balance sheet. In the event that the aggregate amount of consent fees payable for all Non-Assignable Contracts exceeds the amount of available cash on the Sellers’ balance sheet, Purchaser or its Designees shall satisfy such excess consent fees. If, after giving effect to the provisions of Sections 363 and 365 of the Bankruptcy Code, such consent is required but not obtained, the Sellers shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits and obligations of or under any such Non-Assignable Contract, including enforcement for the benefit of Purchaser of any and all rights of the Sellers against a third party thereto arising out of the breach or cancellation thereof by such third party. Any assignment to Purchaser of any Assigned Contract that shall, after giving effect to the provisions of Sections 363 and 365 of the Bankruptcy Code, require the consent of any third party for such assignment as aforesaid shall be made subject to such consent being obtained. Any contract that would be an Assigned Contract but is not assigned in accordance with the terms of this Section 2.5(f) shall not be considered an “Assigned Contract” for purposes hereof unless and until such contract is assigned to Purchaser following the Closing Date upon receipt of the requisite consents to assignment and Bankruptcy Court approval.

ARTICLE 3

CONSIDERATION

3.1 Purchase Price.

(a) The purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Acquired Assets to Purchaser or its Designees shall consist of (i) an amount equal to $95,000,000, which amount shall be payable in the form of a credit bid of an amount of the obligations then outstanding under the DIP Credit Agreement and the Pre-Petition Credit Agreement (such amount as may be increased pursuant to Section 3.1(b), the “Credit Bid Amount”); (ii) unless such obligations have been assumed by Purchaser pursuant to Section 2.3(e), an amount in cash allocated solely for the benefit of the ABL Credit Parties in order to cause the “payment in full” of the Obligations under each of the ABL Credit Agreements (within the meaning of such phrase under the ABL Credit Agreements), including the Letter of Credit Collateralization (as defined in the ABL DIP Credit Agreement) and Payment in Full of ABL Priority Debt (as such term is used the Existing Split Lien Intercreditor Agreement (as defined in the ABL DIP Credit Agreement) and the Split Lien Intercreditor Agreement (as defined in the ABL DIP Credit Agreement); and (iii) the assumption by Purchaser of the Assumed Liabilities.

(b) For the avoidance of doubt, at any time, and from time to time, during the Auction, Purchaser may increase the Purchase Price, including by increasing the Credit Bid Amount to the full amount then outstanding and owing under the DIP Credit Agreement and the Pre-Petition Credit Agreement and or paying additional cash consideration.

3.2 Allocation of Purchase Price. If the transaction contemplated by this Agreement is an “Applicable Asset Acquisition” as defined in Section 1060(c) of the Code, then by the Designation Deadline, Purchaser shall prepare and deliver to Sellers a statement allocating the sum of the Purchase Price, the Assumed Liabilities and other relevant items among the Acquired Assets in accordance with Section 1060 of the Code (such statement, the “Allocation Statement”), and the Allocation Statement shall be finalized upon reasonable consultation with Sellers. Except as otherwise required by applicable Law, the parties shall follow the Allocation Statement for purposes of filing IRS Form 8594 (and any supplements to such form) and all other Tax Returns, and shall not voluntarily take any position inconsistent therewith. If the IRS or any other taxation authority proposes a different allocation, Sellers or Purchaser, as the case may be, shall promptly notify the other party of such proposed allocation. Sellers or Purchaser, as the case may be, shall provide the other party with such information and shall take such actions (including executing documents and powers of attorney in connection with such proceedings) as may be reasonably requested by such other party to carry out the purposes of this section. Except as otherwise required by applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of United States state, local, or non-United States law), (i) the transactions contemplated by Article 2 of this Agreement shall be reported for all Tax purposes in a manner consistent with the terms of this Section 3.2; and (ii) neither party (nor any of their Affiliates) will take any position inconsistent with this Section 3.2 in any Tax Return, in any refund claim, in any litigation or otherwise. Notwithstanding the allocation of the Purchase Price set forth in the Allocation Statement, nothing in the foregoing shall be determinative of values ascribed to the Acquired Assets or the allocation of the value of the Acquired Assets in any plan of reorganization or liquidation that may be proposed.

3.3 Assignment to Subsidiaries of Purchaser. Prior to the Closing, Purchaser shall have the right to assign its rights to receive all or any part of the Acquired Assets and its obligations to assume all or any part of the Assumed Liabilities, in each case, to one or more Affiliates or Subsidiaries of Purchaser (each, a “Designee”) by providing written notice to SS and each such Designee shall be deemed to be a Purchaser for all purposes hereunder and under the Ancillary Agreements, except that no such assignment shall relieve Purchaser of any of its obligations hereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Purchaser as follows:

4.1 Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of its state of incorporation or formation and has all necessary power and authority to own, lease and operate its properties and to conduct its business in the manner in which its business is currently being conducted. Except as a result of the commencement of the Bankruptcy Cases, each Seller is qualified to do business and is in good standing in all jurisdictions where it owns its properties and assets and conducts the Business.

4.2 Subsidiaries and Investments. Except as set forth in Schedule 4.2, Sellers do not, directly or indirectly, own, of record or beneficially, any outstanding voting securities, membership interests or other equity interest in any Person.

4.3 Authorization of Agreement. Subject to entry of the Sale Order and authorization as is required by the Bankruptcy Court:

(a) Each Seller has, or at the time of execution will have, all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is or will become a party and to perform its obligations hereunder and thereunder;

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement to which a Seller is or will become a party and the consummation of the transactions contemplated hereby and thereby have been, or at the time of execution will be, duly authorized by all necessary action on the part of such Seller and no other proceedings (shareholder, member or otherwise) on the part of Sellers are necessary to authorize such execution, delivery and performance; and

(c) This Agreement and each Ancillary Agreement to which a Seller is or will become a party have been, or when executed will be, duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties hereto or thereto) this Agreement and each Ancillary Agreement to which a Seller is or will become a party constitutes, or will constitute, when executed and delivered, such Seller’s valid and binding obligation, enforceable against such Seller in accordance with its respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

4.4 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.4(a), subject to entry of the Bankruptcy Order, the execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby, and compliance by each Seller with any of the provisions hereof or thereof do not, or will not at the time of execution, result in the creation of any Lien or Encumbrance upon the Acquired Assets and do not, or will not at the time of execution, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of payment, termination, modification, acceleration or cancellation under any provisions of:

(i) such Seller’s certificates of incorporation, bylaws or comparable organizational documents of such Seller;

(ii) subject to entry of the Sale Order, any material Assigned Contract or Permit to which such Seller is a party or by which any of the Acquired Assets are bound;

(iii) subject to entry of the Sale Order, any order, writ, injunction, judgment or decree of any Governmental Authority applicable to such Seller or any of the Acquired Assets; or

(iv) subject to entry of the Sale Order, any applicable Law.

(b) Subject to entry of the Sale Order, and except (i) for such authorizations, orders, declarations, filings and notices as may be required under the HSR Act and (ii) as set forth on Schedule 4.4(b), no consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is or will become a party, the compliance by such Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the assignment or conveyance of the Acquired Assets.

4.5 Title to Acquired Assets. Except as set forth on Schedule 4.5, Sellers have good, and marketable title to, or a valid and marketable leasehold interest in, the Acquired Assets, and, subject to entry of the Sale Order, Purchaser will be vested, to the maximum extent permitted by Sections 363 and 365 of the Bankruptcy Code, with good and marketable title to, and a valid and marketable leasehold interest in, the Acquired Assets free and clear of all Liens, Claims, Interests and Encumbrances, other than Permitted Liens.

4.6 Contracts.

(a) Schedule 4.6 sets forth a complete list, as of the date hereof, of all Contracts to which any Seller is a party or by which it is bound and that are used in or related to the Business or the Acquired Assets, meeting any of the descriptions set forth below:

(i) all reseller or distribution agreements with respect to which any Seller recognized cumulative revenue during the fiscal year ended April 28, 2012 in excess of $100,000;

(ii) any Contract with any current customer of any Seller with respect to which such Seller recognized cumulative revenue during the twelve-month period ended December 31, 2012 in excess of $100,000;

(iii) any Contract with any supplier of goods and/or services, including any personal property leases, with respect to which any Seller made cumulative expenditures during the twelve-month period ended December 31, 2012 greater than $100,000;

(iv) any material Contract with any sole source suppliers, or any other material contract that licenses or otherwise authorizes any third party to design, manufacture, reproduce, develop or modify the products, services or technology of the Sellers;

(v) any material Contracts that contain provisions granting any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(vi) any Contract limiting in any material respect the right of any Seller to engage in any line of business, compete with any Person in any line of business or the manner or locations in which any of them may engage;

(vii) any Contract with any officer of any Seller, any Contract with any employee of any Seller, any Contract that promises any payment or benefit to any officer of any Seller or any Contract that promises any payment or benefit to any employee of any Seller;

(viii) any Contract with any Affiliate of any Seller;

(ix) any evidence of Indebtedness in excess of $100,000;

(x) any joint venture, partnership, cooperative arrangement or any other agreement involving a sharing of profits or development costs;

(xi) any material Contract or arrangement pursuant to which any Seller sells or licenses any product outside of the United States;

(xii) any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(xiii) except for licenses for third party commercially available Software that (A) is word processing, financial or other business software, or (B) has an individual acquisition cost or annual licensing fee of $100,000 or less, any Contract pursuant to which (x) any Seller has been granted or otherwise receives any right to use third party Intellectual Property rights used by any Seller in the Business or (y) any Seller has granted a third party rights to use any Intellectual Property owned by any Seller; in each case of (x) and (y), with annual or one-time license fees in excess of $100,000 (“IP Licenses”);

(xiv) any material power of attorney, proxy or similar instrument;

(xv) any Contract for the purchase, sale or license of any material assets of any Seller other than in the ordinary course of business or any Contract granting an option or preferential rights to purchase, sell or license any material assets of any Seller other than in the ordinary course of business;

(xvi) to the extent not otherwise set forth on Schedule 4.6, any Contract under which a Seller has continuing material indemnification obligations to any Person;

(xvii) any Contract relating to the acquisition by any Seller of a business or the equity interests of any other Person (whether or not completed) entered into within the last two (2) years;

(xviii) any other Contract (other than those excluded by an express exception from the descriptions set forth in the subsections above) which provides for payment or performance by either party thereto having an aggregate value of $100,000 or more (unless terminable without payment or penalty on ninety (90) days (or less) notice);

(xix) any Real Property Leases; and

(xx) any agreement to enter into any of the foregoing.

(b) The foregoing are collectively referred to as the “Material Contracts.” Purchaser shall receive or be provided access within seven (7) days after the Execution Date to true, correct and complete copies of such written Contracts and any and all amendments, modifications, supplements, exhibits and restatements thereto and thereof in effect as of the date of this Agreement.

4.7 Real Property.

(a) Schedule 4.7(a) sets forth a list of each parcel of Real Property currently owned (“Owned Real Property”), leased, licensed or subleased by Sellers. Sellers shall deliver or make available to Purchaser within seven (7) days after the Execution Date true, correct and complete copies of the Real Property Leases in effect as of the Execution Date (including all amendments thereto, assignments and subleases in respect thereof) relating to the Leased Real Property. One or more Sellers owns and has good and marketable title to all of the Owned Real Property and has valid leasehold or subleasehold (or a valid license) interests in all of the Leased Real Property, in each case, free and clear of any and all Encumbrances (except for Permitted Liens and Encumbrances listed on Schedule 4.5). Except as would not have a Material Adverse Effect, each Real Property Lease to which any Seller is a party is valid and enforceable in accordance with its terms. Except as set forth on Schedule 4.7(a), (i) no Seller has received written notice that it is in default under any such Real Property Lease other than as has been cured or would be cured pursuant to this Agreement and the entry of the Sale Order, (ii) to Sellers’ Knowledge, no circumstances exist which, with notice, the passage of time or both, would reasonably be expected to constitute a default by any Seller under any such Real Property Lease other than defaults that may be alleged to have occurred by a landlord under a Real Property Lease as a result of the initiation of the Bankruptcy Cases and (iii) to Sellers’ Knowledge, no other party to any such Real Property Lease is in default thereunder.

(b) Except as set forth on Schedule 4.7(b), no Seller has received written notice of any pending condemnation proceeding with respect to any parcel of Real Property nor, to such Sellers’ Knowledge, is there any threatened condemnation that would preclude or impair the use of any Real Property by Purchaser for the purposes for which it is currently used.

(c) Other than as set forth in any of the Real Property Leases and other than the right of Purchaser pursuant to this Agreement, there are no other options or rights of first offer or rights of first refusal or similar rights or options to purchase, lease or otherwise acquire any interest in any of the Owned Real Property or any of the leases or subleases relating to the Leased Real Property have been granted by any Seller to any Person (other than Purchaser) that are enforceable.

(d) Except as set forth on Schedule 4.7(d), no Seller has made or given any security deposit to or for the benefit of any landlord or sublandlord in respect of any Leased Real Property and none is required.

4.8 Intellectual Property.

(a) Schedule 4.8(a) sets forth a complete and accurate list of all (i) United States and non-United States Patents and Patent applications owned by Sellers; (ii) United States and non-United States Trademark registrations and Internet domain registrations, Trademark applications and material unregistered Trademarks owned by Sellers; and (iii) United States and non-United States Copyright and mask work registrations, Copyright applications and material unregistered Copyrights owned by Sellers.

(b) Schedule 4.8(b) sets forth a complete and accurate list of all (i) IP Licenses and (ii) Contracts to which Sellers are a party or otherwise bound restricting Sellers’ rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). Sellers have not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements.

(c) Sellers own or possess rights to use all Intellectual Property material to the conduct of the Business. All registrations with and applications to Governmental Authorities set forth on Schedule 4.8(a) are in full force and effect, have not, except in accordance with the ordinary course practices of Sellers, lapsed, expired or been abandoned, are not the subject of any opposition or other action challenging the ownership, validity or scope thereof filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry, court of law, or tribunal.

(d) Except as identified in the Contracts set forth in Schedule 4.8(b), to Sellers’ Knowledge, no present or former employee, officer or director of Sellers, or agent, outside contractor or consultant of Sellers, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property and necessary for the conduct of the Business. Other than with respect to copyrightable works Sellers hereby represent to be “works made for hire” within the meaning of Section 101 of the Copyright Act of 1976 owned by Sellers or as identified in the Contracts set forth in Schedule 4.8(b), Sellers have obtained from all individuals who participated in any respect in the invention or authorship of any Intellectual

Property created by or for Sellers and necessary for the conduct of the Business (the “Owned Intellectual Property”), as consultants, as employees of consultants or otherwise, effective waivers of any and all ownership rights of such individuals in the Owned Intellectual Property and/or written assignments to Sellers of all rights with respect thereto.

(e) As of the date hereof, Sellers have not received any written notice and to Sellers’ Knowledge no verbal notice, that it is, or they are, currently in default (or with the giving of notice or lapse of time or both, would be in default) under any IP Licenses. Sellers have not received any written notice of any claim of invalidity of any Intellectual Property set forth on Schedule 4.8(a). Except as set forth on Schedule 4.8(e), to Sellers’ Knowledge, no material Intellectual Property rights of Sellers are being infringed by any other Person. Except as set forth on Schedule 4.8(e) or claims that have been resolved, Sellers have not received any written notice of any claim of infringement or conflict with any Intellectual Property right of others within the six (6) years prior to the date hereof.

(f) To Sellers’ Knowledge, no Software material to Sellers’ Business contains source code that requires as a condition of use, modification or distribution of such source code that such source code or other Intellectual Property incorporated into, derived from or distributed with such source code (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works, as that term is defined by U.S. copyright law; or (iii) be redistributed at no charge.

4.9 Taxes.

(a) All federal, state, foreign, county, local and other Tax Returns required to be filed by or on behalf of Sellers have been timely filed, or extensions of the time to file have been obtained, and when filed were true and correct in all material respects, and the taxes due and owing thereon were paid or adequately accrued, except to the extent contested in good faith by proper proceedings. True and complete copies of all Tax Returns filed by Sellers for each of its three (3) most recent fiscal years shall be delivered or made available to Purchaser within seven (7) days after the Execution Date. Sellers have duly withheld and paid all material Taxes required to have been withheld and paid relating to any employee, independent contractor, creditor, stockholder, or other third party, and all material Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed and distributed.

(b) Since October 27, 2012, Sellers have not incurred any material Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices.

(c) The federal and state income Tax Returns of Sellers have been audited by the IRS and appropriate state Tax Authorities for the periods, as applicable, and to the extent set forth in Schedule 4.9(c), and to Sellers’ Knowledge, Sellers have not received from the Internal Revenue Service or from the Tax Authorities of any state, county, local or other jurisdiction any notice of underpayment of Taxes or other deficiency which has not been paid nor any objection to any return or report filed by any Seller. There is no material dispute or claim concerning any Tax liability of any Seller either (i) claimed or raised by any Tax Authority in writing or (ii) as to which any Seller has knowledge based upon personal contact with any agent of such Tax Authority.

(d) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return or report of any Seller or the period of time within which any Tax Return of any Seller must be filed.

(e) No Seller has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in 897(c)(1)(A)(ii) of the Code. No Seller is a party to or bound by any tax allocation or sharing agreement. No Seller (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was one of Sellers) or (B) has any liability for the Taxes of any Person (other than any other Seller) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract.

(f) During the last two (2) years, no Seller has (i) applied for any tax ruling with respect to non-income Taxes, (ii) entered into a closing agreement with any Tax Authority with respect to non-income Taxes, or (iii) been a party to any Tax allocation or Tax sharing agreement (other than with any other Seller).

(g) Except as described on Schedule 4.9(g), no Seller will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) Change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “Closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) Intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) Installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) Prepaid amount received on or prior to the Closing Date.

(h) No Seller has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement.

(i) No Seller has engaged in a “listed transaction”, within the meaning of Treasury Regulation §1.6011-4.

4.10 Collective Bargaining Agreements, Employment Agreements, etc.

(a) Schedule 4.10(a) lists (i) all union, collective bargaining or other employee association agreements (indicating duration and expiration date for each), and all other written agreements providing for any material salary, bonus, benefits, perquisites, severance, management fees or other compensation relating to service to be paid to any director, officer or employee of Sellers and (ii) fees paid to independent contractors of Sellers during the twelve-month period ended December 31, 2012.

(b) No Seller (i) and to Sellers’ Knowledge, no other party thereto, has breached or otherwise failed to comply in any material respect with any provision of any agreement set forth on Schedule 4.10(a), (ii) has employees organized as a bargaining unit or the like by any labor organization except as disclosed on Schedule 4.10(a), (iii) is, nor has it been, within the last two (2) years, subject to any unfair labor practice complaints before the National Labor Relations Board (except as set forth on Schedule 4.10(b)), (iv) is, nor has it been, within the last two (2) years subject to any activities or proceedings of any labor union (or representatives thereof) to organize any unorganized employees, and (v) is, nor has it been, within the last two (2) years subject to any strikes, organized slowdowns, work stoppages or lockouts and, to the best of Sellers’ Knowledge, no matter or occurrence referred to in subclauses (ii) through (v) is planned, pending or threatened, as applicable.

(c) Except as set forth on Schedule 4.10(c), no Seller is in violation, in any material respect, and no Seller has received within the last two (2) years written notice of any claim with respect to a material violation or alleged material violation, of any federal or state civil rights law, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act, as amended, the National Labor Relations Act, as amended, the Occupational Safety and Health Act, as amended, the Americans with Disabilities Act, as amended, ERISA (with respect to any Employee Benefit Plan), or the Vocational Rehabilitation Act of 1973, as amended, any applicable state or local laws analogous to the federal laws listed above or any other employee protective law of any jurisdiction and, to the best of Sellers’ Knowledge, no claim referred to in this Section 4.10(c) is planned, pending or threatened.

(d) For each current Employee, Schedule 4.10(d) sets forth each such Employee’s name, title, date of hire, annualized compensation, bonus, commission, FLSA classification and union representation, if applicable.

4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) lists all: (i) employee pension or welfare benefit plans (as defined in Section 3(2) and 3(1) of ERISA, respectively), (A) which are maintained or administered by any Seller; (B) to which any Seller contributes, or is legally obligated to contribute; or (C) under which any Seller has any liability including due to any Seller’s relationship with any entity that along with such Seller is treated as a “single employer” under Section 414 of the Code (“ERISA Affiliates”) and (ii) all other material plans or arrangements maintained by Sellers for the benefit of current or former employees, their beneficiaries or dependents (collectively, the “Employee Benefit Plans”).

(b) Except as set forth on Schedule 4.11(b), no Seller currently contributes to any “multiemployer plan” within the meaning of Section 4201 of ERISA, and no Seller has incurred any withdrawal liability within the meaning of Section 4201 of ERISA with respect to any multiemployer plan which has not been satisfied.

(c) With respect to each Employee Benefit Plan, Sellers shall make available to Purchaser within seven (7) days after the Execution Date a true and correct copy of (i) the most recent annual report (Form 5500), if any, filed with the IRS or the United States Department of Labor, (ii) the plan document(s) and all amendments thereto, if any, and all summary plan descriptions, summaries of material modifications, and copies or samples of any material administrative documents for such Employee Benefit Plan, and (iii) each trust agreement, group annuity Contract and insurance policy, if any, relating to such Employee Benefit Plan. Each Employee Benefit Plan (A) has been administered in all material respects in accordance with its terms and (B) complies in all material respects in form with, and has been operated and administered in all material respects in accordance with, any and all applicable laws, including ERISA and the Code. Each Employee Benefit Plan and each trust (in each case including any amendments to such plans) that is intended to qualify under Section 401(a) and 501(a) of the Code is covered by a favorable determination or opinion letter from the IRS that remains in effect on the date hereof, and remains current with respect to any actual or legally required plan amendment for which the applicable remedial amendment period under IRS Revenue Procedure 2007-44 has expired.

(d) All contributions and premiums required by Law under any Employee Benefit Plan or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made.

(e) With respect to the Employee Benefit Plans, individually and in the aggregate, to Sellers’ Knowledge, no event has occurred that could subject any Seller or any of its ERISA Affiliates to any material liability under ERISA, the Code or any other applicable Law, including any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975(c) of the Code).

(f) There are no material Proceedings against any Employee Benefit Plan, the assets of any such plan or against Sellers, the plan administrator, or fiduciary of any Employee Benefit Plan with respect to the operation of any such plan (other than routine benefit claims), and, to Sellers’ Knowledge, there are no facts or circumstances which could form the basis for any such Proceedings. To Sellers’ Knowledge, no Seller is in default with respect to any order, writ, judgment or decree of any court or governmental department, bureau, agency or instrumentality, with respect to any Employee Benefit Plan insofar as it relates to any current or former employee.

(g) Sellers have at all times complied with the requirements of COBRA and Schedule 4.11(g) lists all of the individuals covered under any health care plan of Sellers pursuant to COBRA and the date for each such individual when COBRA coverage began.

(h) Except as set forth on Schedule 4.11(h), Sellers have no obligations under any Employee Benefit Plan and/or any collective bargaining agreement to provide health or life insurance benefits to former employees (or their beneficiaries or dependents) for periods after termination of employment, except as specifically required by COBRA or any other applicable state or federal Law.

4.12 Environmental Matters. Except as set forth in Schedule 4.12 and except as would not reasonably be expected to result in a Material Adverse Effect, (a) the Acquired Assets are in compliance with all applicable Laws relating to pollution or the protection of the environment or human health and safety as it relates to Hazardous Materials (“Environmental Laws”); (b) Sellers have obtained and are in compliance with all material Permits that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of the Business, and such Permits are in full force and effect; (c) no Seller has received written or oral notice of any Proceeding relating to or arising under Environmental Laws with respect to the Acquired Assets or the Business, nor to Sellers’ Knowledge are any of the same being threatened against any Seller; (d) no Seller has received any written or oral notice or report regarding any actual or alleged violation of Environmental Law or any Liabilities, including any investigatory, remedial or corrective Liabilities, relating to any of them or their facilities arising under Environmental Laws; (e) no Seller has received any written or oral notice of, or entered into, any obligation, order, settlement, judgment, injunction, or decree involving outstanding requirements, including any investigatory, remedial or corrective Liabilities relating to or arising under Environmental Laws; (f) none of the following exists at any property or facility owned or leased by any Seller: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas; (g) no Seller has Released any Hazardous Material, into the environment at, onto, or from any property owned or leased by any Seller (and no such property is contaminated by any such substance) which has resulted in or would reasonably be expected to result in Liability for response costs, corrective action costs, personal injury, property damage or natural resources damages, or Claims relating to any Environmental Law; and (h) the transactions contemplated hereby will not result in any Liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any Environmental Laws, including any so-called “transaction-triggered” or “responsible property transfer” requirements.

4.13 Insurance. Sellers maintain the insurance policies set forth on Schedule 4.13, which Schedule sets forth all insurance policies covering the property, assets, employees and operations of the Business (including policies providing property, casualty, liability and workers’ compensation coverage). Such policies are in full force and effect. Sellers have paid all premiums on such policies due and payable prior to the Execution Date.

4.14 Financial Statements.

(a) Sellers have filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by them with the SEC since January 1, 2011 (all such forms, reports, statements, certificates and other documents filed, since January 1, 2011 and prior to the date hereof, collectively, the “SEC Documents”), and Sellers have furnished all reports and other documents (including all exhibits, amendments and supplements thereto) required to be furnished by them with the SEC since January 1, 2011 (all such reports and other documents furnished, since January 1, 2011 and prior to the date hereof, collectively, the “Furnished Reports”). As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents or Furnished Reports. No executive officer of Sellers has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Documents. None of the Sellers nor any of their executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness or manner of filing of the certifications required by the Sarbanes-Oxley Act and made by its principal executive officer and principal financial officer.

(b) Each of the audited consolidated financial statements included in or incorporated by reference into the SEC Documents (including any related notes and schedules) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of SS and its Subsidiaries at the respective dates thereof and the results of operations, changes in equity and cash flows. Each of the unaudited condensed consolidated financial statements included in or incorporated by reference into the SEC Documents (including any related notes) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations, changes in equity and cash flows for the periods indicated (subject to notes and normal period-end adjustments that will not be material in amount or effect).

4.15 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by, or acting on behalf of, any of Sellers in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, other than as set forth on Schedule 4.15, the fees and expenses of which Sellers shall bear, is or will be entitled to any brokerage or finder’s or similar fees or other commissions as a result of this Agreement or such transaction.

4.16 Affiliate Transactions. Except as disclosed in Schedule 4.16, no Affiliate of any Seller (other than any other Seller) (a) is a competitor, creditor, debtor, customer, distributor, supplier or vendor of any Seller, (b) is a party to any Material Contract with any Seller, (c) has any Proceeding against any Seller, (d) has a loan outstanding from any Seller or (e) owns any assets that are used in the Business.

4.17 Litigation; Proceedings. Except as set forth on Schedule 4.17, there is no claim, action, suit, Proceeding, complaint, charge, hearing, grievance or arbitration pending or, to Sellers’ Knowledge, threatened against or related to the Business, whether at Law or in equity, whether civil or criminal in nature or by or before any arbitrator or Governmental Authority, nor are there any investigations relating to the Business, pending or, to Sellers’ Knowledge, threatened by or before any arbitrator or any Governmental Authority, which could reasonably be expected to results in a Material Adverse Effect, and none of the Acquired Assets is subject to any judgment, injunction, order, consent, or decree of any Governmental Authority or any settlement agreement with any Person, which could reasonably be expected to results in a Material Adverse Effect.

4.18 Compliance with Laws. Each Seller (i) is and at all times since January 1, 2011 has been in compliance with, is in compliance with and has operated the Business in compliance, in all material respects, with all applicable Laws and (ii) holds all material Permits, concessions, grants, licenses, easements, variances, exemptions, consents, orders, franchises, authorizations and approvals of all Governmental Authorities necessary for the lawful conduct of the Business (except where the absence of which would not reasonably be expected to have a Material Adverse Effect) and is in compliance with all of the foregoing in all material respects. Since January 1, 2011, no Seller has received any written notice or other written communication from any Governmental Authority or other Person (i) asserting any violation of, or failure to comply with, any requirement of any Permit or (ii) notifying a Seller of the non-renewal, revocation or withdrawal of any Permit in each of case (i) or (ii), which would reasonably be expected to result in a Material Adverse Effect.

4.19 Accounts Receivable. The accounts receivable reflected on the most recent audited financial statements in the SEC Documents and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. Additionally, the material accounts receivable reflected on the most recent audited financial statements in the SEC Document, subject to a reserve for bad debts shown in the most recent audited financial statements included in the SEC Documents, and the material accounts receivable arising after the date thereof, subject to a reserve for bad debts on the accounting records of the Business, are due within 90 days after billing. The reserve for bad debts shown on the most recent audited financial statements included in the SEC Documents or, with respect to accounts receivable arising after the date of such financial statements included in the SEC Documents, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.20 Inventory. All Inventory of Sellers, whether or not reflected on the most recent audited financial statements included in the SEC Documents, consists of items of a quality useable or saleable in the ordinary course of business, for the purposes for which they are intended, subject to normal and customary allowances for damage and obsolescence and assuming sufficient market demand. Sellers do not hold any Inventory on consignment.

4.21 Warranties Are Exclusive. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THEIR ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR OPERATIONS, INCLUDING, WITH RESPECT TO

MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

5.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own its properties and assets and to conduct its business as now conducted.

5.2 Authorization and Validity. Purchaser has, or at the time of execution will have, all necessary limited liability company power and authority to execute and deliver this Agreement and any Ancillary Agreement to which Purchaser is or will become a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and any Ancillary Agreement to which Purchaser is or will become a party and the performance of Purchaser’s obligations hereunder and thereunder have been, or at the time of execution will be, duly authorized by all necessary action by Purchaser. This Agreement and each Ancillary Agreement to which Purchaser is or will become a party have been, or at the time of execution will be, duly executed by Purchaser and constitute, or will constitute, when executed and delivered, Purchaser’s valid and binding obligations, enforceable against it in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

5.3 No Conflict or Violation. The execution, delivery and performance by Purchaser of this Agreement and any Ancillary Agreement to which Purchaser is or will become a party do not or will not at the time of execution (a) violate or conflict with any provision of the organizational documents of Purchaser, (b) violate any provision of applicable Law, or any order, writ, injunction, judgment or decree of any Governmental Authority applicable to Purchaser, or (c) violate or result in a breach of or constitute (with due notice or lapse of time, or both) an event of default or default under any Contract to which Purchaser is party or by which Purchaser is bound or to which any of Purchaser’s properties or assets are subject.

5.4 Consents and Approvals. No consent, waiver, authorization or approval of any Person and no declaration to or filing or registration with any Governmental Authority is required in connection with the execution and delivery by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser is or will become a party or the performance by Purchaser of its obligations hereunder or thereunder, except for applicable requirements under the HSR Act.

5.5 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by, or acting on behalf of, Purchaser in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder’s or similar fees or other commissions as a result of this Agreement or such transaction.

5.6 Financial Wherewithal. Purchaser has, or at the time of Closing will have access to, all assets necessary to pay the Purchase Price pursuant to Section 3.1.

5.7 Litigation; Proceedings. As of the date hereof, there is no claim, action, suit, Proceeding, complaint, charge, hearing, grievance or arbitration pending or, to the Purchaser’s knowledge, threatened against the Purchaser, whether at Law or in equity, whether civil or criminal in nature or by or before any arbitrator or Governmental Authority, nor are there any investigations relating to the Purchaser pending or, to the Purchaser’s knowledge, threatened by or before any arbitrator or any Governmental Authority, which could reasonably be expected to result in a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby or would reasonably be expected to prevent, restrict or delay the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements.

5.8 As Is Transaction. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 4 OF THIS AGREEMENT, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS OR THE BUSINESS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES THAT THE SELLERS HAVE NOT GIVEN, WILL NOT BE DEEMED TO HAVE GIVEN AND HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ASSETS. ACCORDINGLY, PURCHASER SHALL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE 6

COVENANTS AND OTHER AGREEMENTS

6.1 Pre-Closing Covenants of Sellers. Sellers covenant to Purchaser that, during the period from and including the Execution Date through and including the Closing Date or the earlier termination of this Agreement:

(a) Cooperation. Sellers shall use reasonable best efforts to obtain, and assist Purchaser in obtaining, at no cost to Purchaser (other than Cure Amounts payable at or after the Closing), such consents, waivers or approvals of any third party or Governmental Authority required for the consummation of the transactions contemplated hereby, including the sale and assignment of the Acquired Assets. Sellers shall take, or cause to be taken, all commercially reasonable actions and do, or cause to be done, all things necessary or appropriate, consistent with applicable Law, to consummate and make effective as soon as possible the transactions contemplated hereby.

(b) Access to Records and Properties. Sellers shall (i) provide Purchaser and its Related Persons reasonable access, upon reasonable notice and during normal business hours, to the Facilities, offices and personnel of Sellers and to the books and records of Sellers, related to the Business or the Acquired Assets as reasonably requested by Purchaser if reasonably necessary to comply with the terms of this Agreement or the Ancillary Agreements or any applicable Law; (ii) furnish Purchaser with such financial and operating data and other information with respect to the condition (financial or otherwise), businesses, assets, properties or operations of Sellers related to the Business as Purchaser shall reasonably request; and (iii) permit Purchaser to make such reasonable inspections and copies thereof as Purchaser may require; provided, however, that (A) any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of Sellers or the duties of any Employee, (B) such access or information shall not, based on advice of counsel to the Sellers, result in the waiver of any attorney-client privilege and (C) neither Purchaser nor any of its Related Persons shall conduct or cause any invasive sampling or testing with respect to the Owned Real Property or the Leased Real Property without the prior written consent of Sellers (in their sole discretion).

(c) Notification of Certain Matters. The Sellers shall give written notice to the Purchaser promptly after becoming aware of (i) the occurrence of any event, which would be likely to cause any condition set forth in Section 9.2 to be unsatisfied in any material respect at any time from the date hereof to the Closing Date or (ii) any notice or other communication from (A) any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement or (B) any Governmental Authority in connection with any of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not limit or otherwise affect the remedies available hereunder to the Purchaser.

(d) Disclosure Schedules and Supplements.

(i) Sellers shall provide the disclosure schedules (the “Schedules”) to this Agreement within seven (7) days after the Execution Date. Purchaser shall provide any Schedules for which it is responsible to Sellers within five (5) days after receipt of the Schedules from Sellers.

(ii) Sellers shall notify Purchaser of, and shall supplement or amend the Schedules to this Agreement with respect to any matter that makes it necessary to correct any information in the Schedules to this Agreement or in any material representation, warranty or covenant of Sellers that has been rendered materially inaccurate thereby; provided, however, that the Sellers may not supplement or amend any Schedule which adds or deletes, directly or indirectly, any asset as an “Acquired Asset” or adds or deletes, directly or indirectly, any Liability as an “Assumed Liability.” Each such notification and supplementation, to the extent known, shall be made promptly after discovery thereof and no later than three (3) days before the date set for the Closing. The Schedules shall be deemed amended by all such supplements and amendments for all purposes (except for purposes of determining whether the conditions set forth in Section 9.2(a) of this Agreement have been satisfied), unless within ten (10) days from the receipt of such supplement or amendment Purchaser provides notice in good faith that the facts described in such supplement or amendment would reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Business.

(e) Conduct of Business Prior to Closing. From the Execution Date through the Closing Date or the earlier termination of this Agreement, except as expressly contemplated by this Agreement or with Purchaser’s prior written consent, and except for any limitations directly imposed on Sellers as a result of, and related to, their status as debtors-in-possession in the Bankruptcy Cases, and except to the extent expressly required or permitted under the DIP Credit Agreement, the Bankruptcy Code, other applicable Law or any ruling or order of the Bankruptcy Court:

(i) Sellers shall not take any action that would reasonably be expected to result in an Event of Default (as defined therein) under the DIP Credit Agreement;

(ii) Sellers shall not directly or indirectly sell or otherwise transfer, or offer, agree or commit (in writing or otherwise) to sell or otherwise transfer, any of the Acquired Assets other than (A) the sale of inventory in the ordinary course of business, (B) the use of cash collateral in accordance with the DIP Credit Agreement or the DIP Orders or (C) pursuant to any Alternate Transaction entered into in accordance with the Bidding Procedures Order and subsequently approved by the Bankruptcy Court;

(iii) Sellers shall not permit, offer, agree or commit (in writing or otherwise) to permit, any of the Acquired Assets to become subject, directly or indirectly, to any Lien, Claim, Interest or Encumbrance, except for Permitted Liens, Liens granted in connection with the DIP Credit Agreement and Liens set forth on Schedule 4.5;

(iv) Sellers shall notify Purchaser promptly in writing of any Material Adverse Effect;

(v) Sellers shall not (1) increase the annual level of compensation payable or to become payable by Sellers to any of their directors or Employees, other than increases in the ordinary course of business to an Employee with a base salary of less than $100,000 per year, (2) grant, or establish or modify any targets, goals, pools or similar provisions in respect of, any bonus, benefit or other direct or indirect compensation to or for any director or Employee, or increase the coverage or benefits available under any (or create any new) Employee Benefit Plan, or (3) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any Seller is a party or involving a director or Employee of Sellers, except, in each case, as required by Law, or as required by any plans, programs or agreements existing on the Execution Date and disclosed on Schedule 4.10(a) or Schedule 4.11(a);

(vi) Sellers shall comply in all material respects with all Laws applicable to Sellers or having jurisdiction over the Business or any Acquired Asset;

(vii) Sellers shall not (1) enter into any Contract (other than in the ordinary course of business) that would constitute a Material Contract, if in effect on the Execution Date or (2) assume, amend, modify or terminate any Material Contract to which any Seller is a party or by which any Seller is bound and that is used in or related to the Business or the Acquired Assets (including any Assigned Contract), or fail to exercise any renewal right with respect to any Material Contract (including any Real Property Lease) that by its terms would otherwise expire;

(viii) Sellers shall not cancel or compromise any material debt or claim or waive or release any right of Sellers that constitutes an Acquired Asset;

(ix) Sellers shall not enter into any commitment for capital expenditures, except pursuant to the Budget;

(x) Sellers shall not assign, sublet, pledge, encumber, terminate (other than those Real Property Leases that will terminate by their terms), amend or modify in any manner any Real Property Lease or Owned Real Property;

(xi) Subject to the impact of the Bankruptcy Cases on the Business, Sellers shall use reasonable best efforts to (1) conduct the Business in substantially the same manner as conducted as of the Execution Date only in the ordinary course, (2) preserve the existing business organization and management of the Business intact, (3) keep available the services of the Employees, to the extent reasonably feasible, and (4) maintain the existing relations with customers, distributors, suppliers, creditors, business partners, employees and others having business dealings with the Business, to the extent reasonably feasible;

(xii) Sellers shall use best efforts to pay all accounts payable and collect all Accounts Receivable only in the ordinary course of business;

(xiii) Sellers shall at all times maintain all of the tangible Acquired Assets, used, held for use or useful in the conduct of the Business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with past practice;

(xiv) Sellers file all material Tax Returns and pay or deposit all material Taxes on a timely basis and in accordance with past practice;

(xv) No Seller shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Seller, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Seller, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; and

(xvi) Sellers shall not take, or agree, commit or offer (in writing or otherwise) to take, any actions in violation of the foregoing.

6.2 Pre-Closing Covenants of Purchaser. Purchaser covenants to Sellers that, during the period from the Execution Date through and including the Closing or the earlier termination of this Agreement, Purchaser shall take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all things necessary or appropriate, consistent with applicable Law, to consummate and make effective as soon as possible the transactions contemplated hereby; provided that the foregoing shall not require Purchaser to participate as a bidder in the Auction.

6.3 Antitrust Notification. If required, Sellers and Purchaser shall use their reasonable best efforts to promptly obtain any clearance required under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the United States Federal Trade Commission and the United States Department of Justice and shall comply promptly with any such inquiry or request. If required, the parties hereto commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period at the earliest practicable date. Said reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of said antitrust authority.

6.4 Transfer of Permits. Except for those Permits that are not transferable by Law, Sellers shall use reasonable best efforts to cause the issuance or transfer of all Permits included in the Acquired Assets to Purchaser on or before the Closing Date. Sellers shall give and make all notices and reports Sellers are required to make to the appropriate Governmental Authorities and other Persons with respect to the Permits that may be necessary for the sale of the Acquired Assets to Purchaser at the Closing.

6.5 Employment Covenants and Other Undertakings.

(a) Employment. Purchaser shall offer to employ, on such terms and conditions of employment as determined by Purchaser in its sole discretion, substantially all of the Employees of Sellers. Only Employees of Sellers who are offered and then accept such offer of employment with Purchaser will become a Purchaser Employee after the Closing. Notwithstanding the foregoing, nothing in this Agreement will, after the Closing Date, impose on Purchaser any obligation to retain any Purchaser Employee in its employment. Except as described in the remaining sentences of this Section 6.5, the employment of each such Purchaser Employee with Purchaser will commence immediately after the Closing. In the case of any individual who is offered employment by Purchaser and accepts such offer, but who is absent from active employment and receiving short-term disability or workers’ compensation benefits, the employment of any such individual with Purchaser would commence upon his or her return to active work, and such individual would become an Purchaser Employee as of such date.

Purchaser Employees will be given full credit for years of service with any Seller for purposes of any employee benefit plan, program, policy or arrangement of Purchaser to the same extent and purpose as such service was taken into account by such Seller immediately prior to the Closing Date and credit Purchaser Employees for any earned or accrued paid time off.

(b) Other Obligations. Except as otherwise required by Law, specified in this Agreement, or otherwise agreed in writing by Purchaser or its Affiliates, neither Purchaser nor its Affiliates shall be obligated to provide any severance, separation pay, or other payments or benefits, including any key employee retention payments, to any Employee on account of any termination of such Employee’s employment on or before the Closing Date, and such benefits (if any) shall remain obligations of Sellers.

(c) Forms W-2 and W-4. Sellers and Purchaser shall adopt the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements) and Forms W-4 (Employee’s Withholding Allowance Certificate) regarding the Purchaser Employees. Under this procedure established by Revenue Procedure 2004-53, Sellers (so long as they remain in existence) shall keep on file all IRS Forms W-4 provided by the Purchaser Employees for the period required by applicable Law concerning record retention and Purchasers will obtain new IRS Forms W-4 with respect to each Purchaser Employee.

(d) No Right to Continued Employment. Nothing contained in this Agreement shall confer upon any Purchaser Employee any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any Purchaser Employees at any time, with or without notice, or restrict Purchaser, in the exercise of its business judgment in modifying any of the terms or conditions of employment of the Purchaser Employees after the Closing.

(e) Employee Communications. Prior to making any written or oral communications to the Employees pertaining to their employment, termination, compensation, benefit or other terms and conditions of employment that are affected by the transactions contemplated by this Agreement, Sellers shall consult with Purchaser and provide Purchaser with a copy of the intended communication.

(f) Employee Benefit Plans. As of the Closing, all of the Purchaser Employees will cease participation in any of the Employee Benefit Plans that such Purchaser Employees participated in immediately prior to the Closing that are not Assumed Plans. In accordance with Treasury Regulation Section 54.4980B-9 Q&A-7, as of the Closing Date, Purchaser will assume all liability for providing and administering all required notices and benefits under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (usually referred to as “COBRA”) to all current and former employees of Sellers (including Purchaser Employees). Prior to the Closing Date, Sellers shall provide to Purchaser detailed information reasonably requested by Purchaser (including all pertinent information concerning individuals who have elected or continue to have a right to elect COBRA continuation coverage and/or any COBRA subsidy pursuant to the American Recovery and Reinvestment Act of 2009) sufficient to enable Purchaser to carry out its obligations under this Section 6.5(f). Sellers will have no COBRA Liability to such current and former employees after the Closing Date, except with respect to any violations of Law that occurred prior to the Closing Date.

(g) Assumed Plans. Purchaser shall notify Sellers in writing no later than two (2) Business Days prior to the Closing as to which Employee Benefit Plans Purchaser shall adopt and assume, if any (the “Assumed Plans”). With respect to each Assumed Plan, Purchaser or, any entity designated by Purchaser, will be substituted for the applicable Seller as the plan sponsor under any such Assumed Plan and Purchaser shall have all rights of such Seller thereunder, including full authority to maintain, amend or terminate any such Assumed Plan at any time, in Purchaser’s sole discretion. Sellers agree to cooperate with Purchaser in adopting and effectuating any plan amendments to the Assumed Plans reasonably requested by Purchaser, so long as such amendments are effective as of, or after, the Closing Date and are consistent with applicable Law and other agreements under which Sellers are obligated. The parties agree to cooperate in all respects and take any actions necessary to implement the assumption by Purchaser of the Assumed Plans. Before, or as soon as administratively practicable after, the Closing, Sellers will provide Purchaser with (i) all records concerning participation, vesting, accrual of benefits, payment of benefits, and election forms of benefits under each Assumed Plan, and (ii) any other information reasonably requested by Purchaser as necessary or appropriate for the administration of each Assumed Plan, each subject to the provision of consent by any Purchaser Employee to the extent and in the manner required by Law. Purchaser will make all required filings or reports with or to the IRS, or any other governmental agency, and the participants and their beneficiaries with respect to each Assumed Plan on a timely basis for all plan years ending before, on or after the Closing Date or as may be required with respect to such Assumed Plan, provided the initial deadline for such filing or report is after the Closing Date. All parties recognize that a reasonable transition period may be necessary after the Closing Date and prior to Purchaser’s implementation of its assumption of the Assumed Plans before full compliance with this Section 6.5 is achieved, during which some or all of the Purchaser Employees and other participants and beneficiaries of the Assumed Plans may not be able to (i) make (and Purchaser may not be able to process) elective deferral contributions, loan repayments, investment changes, distribution requests, benefit payment requests or reimbursement requests or (ii) exercise or enjoy other rights or features of the Assumed Plans, and that during such transition period Purchaser shall not be considered to be in violation of this Section 6.5. Notwithstanding the foregoing, Purchaser shall not assume or succeed to any of Sellers’ past, current or future Liabilities (including any withdrawal liability, termination liability or mass withdrawal liability) with respect to any multiemployer plan to which any Seller or any ERISA Affiliate contributes or has ever contributed.

(h) Compliance with WARN Act. With respect to the Employees, Sellers will have full responsibility under the WARN Act caused by any action of Sellers. Sellers shall be responsible for all WARN Act Liabilities relating to the periods prior to and on the Closing Date, including any such Liabilities that result from Employees’ separation of employment from Sellers and/or Employees not becoming Purchaser Employees pursuant to this Section 6.5.

(i) Successor Employer Status. Sellers shall provide Purchaser with all necessary records and documentation required by Purchaser as a “successor employer” within the meaning of Sections 3121 and 3306 of the Code.

6.6 Exclusivity. For the period beginning on the Execution Date until the date of the Bankruptcy Court’s approval and entry of the Bidding Procedures Order, Sellers and their respective Affiliates and Related Persons shall not, directly or indirectly, (i) solicit, initiate discussions with or engage in negotiations with any Person (whether such negotiations are initiated by Sellers or otherwise), other than Purchaser and its Affiliates, relating to the acquisition of any of the Acquired Assets (other than sales of inventory and dispositions of assets, in each case in the ordinary course of business), whether by way of purchase of equity or assets or otherwise (a “Potential Transaction”); or (ii) enter into an agreement, letter of intent or similar document (whether or not binding) with any Person, other than Purchaser or its Affiliates, providing for or relating to any Potential Transaction. If Sellers or their respective Affiliates or Related Persons receive an inquiry, offer or proposal relating to any of the above (unsolicited or otherwise), Sellers shall immediately notify Purchaser in writing. Upon the execution and delivery of this Agreement, Sellers and their respective Affiliates and Related Persons shall immediately cease all discussions, negotiations and communications with all other Persons regarding any Potential Transaction until entry of the Bid Procedures Order.

6.7 Casualty. Notwithstanding any provision in this Agreement to the contrary, if, before the Closing, all or any portion of the Acquired Assets is (a) condemned or taken by eminent domain, or (b) a material portion is damaged or destroyed by fire or other casualty, Sellers shall notify Purchaser promptly in writing of such fact, and (i) in the case of condemnation or taking, Sellers shall assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (ii) in the case of fire or other casualty, Sellers shall, at the option of Purchaser, either use any insurance proceeds to restore such damage or assign such insurance proceeds therefrom to the Purchaser at Closing. Notwithstanding the foregoing, the provisions of this Section 6.7 shall not in any way modify the Purchaser’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect.

6.8 Name Change. Within ten (10) days after the Closing Date, Sellers and their Subsidiaries shall take such corporate and other actions necessary to change their corporate and company names to ones that are not similar to, or confusing with, their current names, including any necessary filings required by applicable Law.

6.9 Release of Claims. At the Closing, Sellers shall provide a release of all rights, claims or causes of action of Sellers arising under Chapter 5 of the Bankruptcy Code.

6.10 Transition Services. The Parties shall cooperate with each other, and shall use their reasonable best efforts to cause their respective Related Persons to cooperate with each other, to provide an orderly transition of the Business from Sellers to Purchaser and to minimize the disruption to the Business resulting from the transactions contemplated hereby as requested by any Party, including facilitating the transition of the business relationship with Regents of the University of California acting on behalf of its Lawrence Hall of Science in respect of the FOSS contracts and other key partner/client relationships.

6.11 Alternate Transactions. Subject to Section 11.3, nothing in this Agreement shall restrict Sellers’ right to pursue one or more Alternate Transactions, including marketing Sellers’ assets or providing due diligence materials, solely to the extent permitted by the Bidding Procedures Order.

6.12 Post-Closing Access. On and after the Closing Date, upon reasonable advance notice, Purchaser will afford promptly to Sellers (and their successors and assigns) and their counsel, advisors and other agents reasonable access during normal business hours to Purchaser’s properties, books, records, employees, auditors and counsel to the extent necessary for financial reporting and accounting matters, employee benefits matters, the preparation and filing of any Tax returns, reports or forms, the defense of any Tax audit, Claim or assessment, the reconciliation of Claims in the Bankruptcy Cases, to permit Sellers to determine any matter relating to its rights and obligations hereunder, or in connection with addressing any other issues arising in connection with or relating to the Bankruptcy Cases; provided, however, that any such access by Sellers shall not unreasonably interfere with the conduct of the business of Purchaser; provided, further, that, subject to applicable Law, Purchaser may destroy materials relating to the Purchased assets and Business after the two year anniversary of Closing provided that it gives written notice to Sellers, to the extent that Sellers are still in existence, with respect to its intent to do so and gives Sellers the opportunity to make copies of the same prior to destruction thereof.

6.13 Purchaser Financing Cooperation. From the Execution Date through and including the Closing or the earlier termination of this Agreement, Sellers shall use their reasonable best efforts to, and shall cause their officers, employees and other representatives to use their respective reasonable best efforts to assist Purchaser in obtaining any financing necessary to fund the Business after the Closing, including by taking the following actions: (i) make senior management, representatives and advisors of Sellers reasonably available for meetings and due diligence sessions with prospective financing sources, (ii) cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence, and (iii) assist Purchaser in procuring credit agreements, hedging arrangements, notes, mortgages, pledge and security documents, landlord waivers, estoppels, consents, and approvals and other definitive financing documents or other requested certificates or documents (including solvency certificates to the extent required), it being understood that in no event shall Sellers be obligated or required to execute any such document. Nothing in this Section 6.13 shall require such cooperation from Sellers to the extent it would unreasonably interfere with the ongoing operations of Sellers.

ARTICLE 7

TAXES

7.1 Tax Matters.

(a) Purchaser and the Sellers agree that the Purchase Price is exclusive of any Transfer Taxes. Purchaser shall promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement or the transactions contemplated herein, or that may be imposed upon or payable or collectible or incurred in connection with the transactions contemplated by this Agreement.

(b) In the event that Sellers elect to file a plan of reorganization or liquidation in conjunction with the transactions contemplated by this Agreement, Purchaser and Sellers covenant and agree that they will use their reasonable best efforts to obtain an order from the Bankruptcy Court pursuant to section 1146 of the Bankruptcy Code exempting, to the maximum extent possible, the Transfer of the Acquired Assets from Sellers to Purchaser from any and all Transfer Taxes. To the extent the transactions contemplated by this Agreement or any portion of the transactions contemplated by this Agreement are not exempt from Transfer Taxes under section 1146 of the Bankruptcy Code, Purchaser shall be responsible for and shall pay all Transfer Taxes in accordance with Section 7.1. Purchaser and Sellers shall cooperate in providing each other with any appropriate certification and other similar documentation relating to exemption from Transfer Taxes (including any appropriate resale exemption certifications), as provided under applicable Law.

(c) Purchaser and Sellers agree to furnish, or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets or the Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Purchaser and Sellers shall cooperate, and cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 7.1(c). Purchaser and Sellers shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened tax audits, assessments or litigation with respect to the Acquired Assets or the Business for any taxable period for which the other party may have liability under this Agreement. Purchaser and Sellers shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement.

(d) Real and personal property Taxes and assessments, and all rents, utilities and other charges, on the Acquired Assets for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date (the “Straddle Period Property Tax”) shall be prorated on a per diem basis between Purchaser and Sellers as of the Closing Date; provided, however, that Sellers shall not be responsible for, or benefit from, any increased or decreased assessments on real or personal property resulting from the transactions contemplated hereby. All such prorations of Straddle Period Property Taxes shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Sellers and items relating to time periods beginning after the Closing Date shall be allocated to Purchaser. The amount of all such prorations shall be settled and paid on the Closing Date. If any of the rates for the Straddle Period Property Taxes for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date are not established by the Closing Date, the prorations shall be made on the basis of such rates in effect for the preceding taxable period. The apportioned obligations under this Section 7.1(d) shall be shall be timely paid and all applicable filings made in the same manner as set forth for the apportioned Transfer Taxes in Section 7.1(a) and 7.1(b).

7.2 Waiver of Bulk Sales Laws. To the greatest extent permitted by applicable Law, Purchaser and Sellers hereby waive compliance by Purchaser and Sellers with the terms of any bulk sales or similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Purchaser shall indemnify Sellers from and hold Sellers harmless from and against any Liabilities, damages, costs and expenses (including reasonable attorneys’ fees) resulting from or arising out of (i) the parties’ failure to comply with any such bulk sales Laws in respect of the transactions contemplated by this Agreement or (ii) any action brought or levy made as a result thereof. The Sale Order shall exempt Sellers and Purchaser from compliance with any such Laws.

ARTICLE 8

BANKRUPTCY COURT MATTERS

8.1 Sale Motion. Sellers shall file with the Bankruptcy Court on the Petition Date, a motion or motions (the “Sale Motion”) seeking the Bankruptcy Court’s approval of the Bidding Procedures Order (which shall include a provision permitting payment of the Breakup Fee and the Expense Reimbursement in accordance with this Agreement) and the Sale Order. Sellers shall affix or submit to the Court a true, correct and complete copy of this Agreement to the Sale Motion filed with the Bankruptcy Court. The Sale Motion shall request, among other things, (i) the scheduling of the date for the Auction to be commenced no later than March 25, 2013, and the date for the Sale Hearing to be not more than two (2) Business Days after the Auction, (ii) the entry of the Bidding Procedures Order attached as Exhibit C and (iii) the entry of the Sale Order attached as Exhibit B.

8.2 Sale Order. Sellers shall use reasonable best efforts to obtain entry of the Sale Order approving the transactions contemplated by this Agreement and such Sale Order shall be in form and substance satisfactory to Purchaser in its sole discretion granting, among other things, that (i) such sale shall be, to the fullest extent permitted by the Bankruptcy Code, pursuant to Sections 105, 363(b) and 363(f) of the Bankruptcy Code, free and clear of all Claims, Liens and Liabilities, other than Permitted Liens and Assumed Liabilities; (ii) all Contracts required to be assumed by Sellers and assigned to Purchaser are so assumed and assigned free and clear of all Claims, Liens and Liabilities, other than Permitted Liens and Assumed Liabilities, to the fullest extent permitted by Section 365 of the Bankruptcy Code; (iii) Purchaser is deemed to have purchased the Acquired Assets in good faith pursuant to Section 363(m) of the Bankruptcy Code; and (iv) Sellers are authorized and directed to execute, upon request by Purchaser, one or more assignments in form, substance, and number reasonably acceptable to Purchaser, evidencing the conveyance of the Acquired Assets to Purchaser and/or its Designees.

8.3 Procedure. Subject to its obligations as a debtor-in-possession, Sellers shall promptly make any filings, take all actions and use reasonable best efforts to obtain any and all relief from the Bankruptcy Court that is necessary or appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Sellers shall provide Purchaser with drafts of any and all pleadings and proposed orders to be filed or submitted in connection with this Agreement for Purchaser’s prior review and comment and shall cooperate with Purchaser to make reasonable changes. Sellers agree to diligently prosecute the entry of the Bidding Procedures Order and the Sale Order. In the event the entry of the Bidding Procedures

Order or the Sale Order shall be appealed, Sellers shall use their reasonable best efforts to defend such appeal. Notwithstanding the foregoing, any resulting changes to this Agreement or any Ancillary Agreement or any resulting changes to the Orders shall be subject to Purchaser’s approval in its sole discretion.

8.4 Purchaser Protections. Sellers shall pay to Purchaser the Breakup Fee, if any, and the Expense Reimbursement pursuant to the terms and conditions set forth in Section 11.3.

ARTICLE 9

CONDITIONS PRECEDENT TO PERFORMANCE BY THE PARTIES

9.1 Conditions Precedent to Performance by Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which (other than the conditions contained in Section 9.1(c) and Section 9.1(d)) may be waived by Sellers, in their sole discretion:

(a) Representations and Warranties of Purchaser. The representations and warranties of Purchaser made in this Agreement that are qualified by a materiality standard, in each case, shall be true and correct in all respects on and as of the Closing Date (except for any such representation or warranty of Purchaser made as of a specific date, which shall be true and correct in all respects as of such specific date), and the representations and warranties of Purchaser made in this Agreement that are not qualified by a materiality standard, in each case, shall be true and correct in all material respects on and as of the Closing Date (except for any such representation or warranty of Purchaser made as of a specific date, which shall be true and correct in all material respects as of such specific date).

(b) Performance of the Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required under this Agreement or any Ancillary Agreement to which it is party that are to be performed by it at or before the Closing (except with respect to (i) the obligation to pay the Purchase Price in accordance with the terms of this Agreement (which shall be paid at the Closing) and (ii) any obligations qualified by a materiality standard, which obligations shall be performed in all respects as required under this Agreement).

(c) Bankruptcy Court Approval. The Sale Order shall have been entered by the Bankruptcy Court, shall not have been modified, amended, rescinded or vacated in any respect and shall not be subject to a stay.

(d) No Violation of Orders. No preliminary or permanent injunction or other order of any Governmental Authority or Law that prevents the consummation of the transactions contemplated hereby shall be in effect.

(e) Bidding Procedures Order. The Bidding Procedures Order shall have been entered by the Bankruptcy Court, shall not have been modified, amended, rescinded or vacated in any respect and shall not be subject to a stay.

(f) Assumption and Assignment of Contracts. Subject to Section 2.5, the Assigned Contracts designated hereunder as Assigned Contracts shall be so assumed and assigned to Purchaser by order of the Bankruptcy Court.

(g) HSR. To the extent applicable, all waiting periods under the HSR Act applicable to this Agreement shall have expired or been terminated.

(h) Deliveries. Purchaser shall have made the deliveries referenced in Section 10.3.

9.2 Conditions Precedent to the Performance by Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which (other than the conditions contained in Section 9.2(c), Section 9.2(d) and Section 9.2(e), except as expressly provided therein) may be waived by Purchaser, in its sole discretion:

(a) Representations and Warranties of Sellers. The representations and warranties of Sellers made in this Agreement that are qualified by a materiality standard, in each case, shall be true and correct in all respects on and as of the Closing Date (except for any such representation or warranty of Purchaser made as of a specific date, which shall be true and correct in all respects as of such specific date), and the representations and warranties of Sellers made in this Agreement that are not qualified by a materiality standard, in each case, shall be true and correct in all material respects on and as of the Closing Date (except for any such representation or warranty of Purchaser made as of a specific date, which shall be true and correct in all material respects as of such specific date).

(b) Performance of the Obligations of Sellers. Sellers shall have performed in all material respects all obligations required under this Agreement or any Ancillary Agreement to which each of them is party that are to be performed by them at or before the Closing (except with respect to any obligations qualified by a materiality standard, which obligations shall be performed in all respects as required under this Agreement).

(c) DIP Orders. The DIP Orders shall be in full force and effect, shall not be the subject of a pending appeal and shall not have been stayed, vacated, modified or supplemented without the prior written consent of Purchaser.

(d) Bankruptcy Court Approval. The Sale Order shall have been entered in form and substance reasonably acceptable to Purchaser by the Bankruptcy Court, shall not have been modified, amended, rescinded or vacated in any respect and shall not be subject to a stay.

(e) No Violation of Orders. No preliminary or permanent injunction or other order of any Governmental Authority or Law that prevents the consummation of the transactions contemplated hereby shall be in effect.

(f) Bidding Procedures Order. The Bidding Procedures Order shall have been entered by the Bankruptcy Court, shall not have been modified, amended, rescinded or vacated in any respect and shall not be subject to a stay.

(g) Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

(h) Assumption and Assignment of Contracts. Subject to Section 2.5, the Assigned Contracts designated hereunder as Assigned Contracts shall be so assumed and assigned to Purchaser by order of the Bankruptcy Court reasonably satisfactory to Purchaser.

(i) HSR. To the extent applicable, all waiting periods under the HSR Act applicable to this Agreement shall have expired or been terminated.

(j) Consents and Approvals. All consents and approvals listed on Schedule 9.2(j) or waivers thereof shall have been obtained.

(k) Deliveries. Sellers shall have made the deliveries referenced in Section 10.2.

ARTICLE 10

CLOSING AND DELIVERIES

10.1 Closing. The consummation and effectuation of the transactions contemplated hereby pursuant to the terms and conditions of this Agreement (the “Closing”) shall be held two (2) Business Days after the date that all conditions to the parties’ obligations to consummate the transactions contemplated herein have been satisfied (the “Closing Date”) (except for closing conditions that by their terms can only be satisfied on the Closing Date) or, if applicable, waived by the appropriate party or parties, at 10:00 a.m., local time, at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036, or on such other date or at such other place and time as may be mutually agreed to in writing by the parties. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

10.2 Sellers’ Deliveries. At the Closing:

(a) the sale, transfer, assignment, conveyance and delivery by Sellers of the Acquired Assets to Purchaser shall be effected by the execution and delivery by Sellers of (i) the Bill of Sale, (ii) the Assignment and Assumption Agreement and (iii) such other Ancillary Agreements (including additional bills of sale, endorsements, assignments and other instruments of transfer and conveyance) as requested by Purchaser in form and substance reasonably satisfactory to Purchaser;

(b) Sellers shall deliver an officer’s certificate, duly executed by an officer of Sellers, certifying the matters set forth in Section 9.2(a) and Section 9.2(b), in form and substance reasonably satisfactory to Purchaser;

(c) Each Seller shall deliver a non-foreign affidavit dated as of the Closing Date in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code so that Purchaser is exempt from withholding any portion of the Purchase Price;

(d) Sellers shall deliver a certified copy of the Sale Order; and

(e) duly executed special warranty deeds (or local equivalent) in customary form and substance reasonably satisfactory to Sellers and Purchaser conveying to Purchaser good and marketable fee title to the Owned Real Property free and clear of all Encumbrances other than Permitted Liens.

10.3 Purchaser’s Deliveries. At the Closing,

(a) Purchaser shall pay the Purchase Price;

(b) Purchaser shall deliver an officer’s certificate, duly executed by an officer of Purchaser, certifying the matters set forth in Section 9.1(a) and Section 9.1(b), in form and substance reasonably satisfactory to Sellers;

(c) Purchaser shall deliver a release whereby Purchaser and its Affiliates will release Sellers, its Affiliates and all present and former directors, officers, employees, agents and advisors (including legal counsel and financial advisors) of Sellers against any and all Claims, Liabilities, or other obligations arising prior to the Closing Date, in form and substance reasonably satisfactory to Sellers; and

(d) Purchaser shall execute and deliver to Sellers the Assignment and Assumption Agreement.

ARTICLE 11

TERMINATION

11.1 Conditions of Termination. This Agreement may be terminated only in accordance with this Section 11.1. This Agreement may be terminated at any time before the Closing as follows:

(a) by mutual written consent of SS and Purchaser;

(b) automatically and without any action or notice by either SS to Purchaser, or Purchaser to SS, immediately upon:

(i) the issuance of a final and nonappealable order, decree or ruling by a Governmental Authority to restrain, enjoin or otherwise prohibit the transfer of the Acquired Assets contemplated hereby;

(ii) the acceptance by Sellers of an Alternate Transaction if, and only if, Purchaser is not designated as the backup bidder at the completion of the Auction; or

(iii) the consummation of an Alternate Transaction.

(c) by Purchaser:

(i) if the Bankruptcy Court has not entered (a) an interim order with respect to the DIP Credit Agreement within three (3) business days of the Petition Date and (b) a final order with respect to the DIP Credit Agreement within twenty-five (25) days of the Petition Date, in each case, (x) which date Purchaser may waive or extend in its sole discretion and (y) in form and substance acceptable to Purchaser in its sole discretion;

(ii) if the Bidding Procedures Order shall not have been entered by February 8, 2013 (or such later date as Purchaser may have designated in writing to SS);

(iii) if the Auction has not commenced by March 25, 2013 (or such later date as Purchaser may have designated in writing to SS);

(iv) if the Bankruptcy Court has not entered the Sale Order by March 27, 2013 (or such later date as Purchaser may have designated in writing to SS);

(v) if there has been a material violation or breach by any Seller of any representation, warranty or covenant contained in this Agreement which (x) has rendered the satisfaction of any condition to the obligations of Purchaser impossible or is not curable or, if curable, has not been cured within ten (10) business days following receipt by Sellers of written notice of such breach from Purchaser, and (y) has not been waived by Purchaser; provided that Purchaser shall not have the right to terminate this Agreement under this Section 11.1(c)(v) if Purchaser is then in material breach of this Agreement;

(vi) if the Closing shall not have occurred by the fifteenth (15th) day after the entry of the Sale Order and such failure to close is not caused by or the result of Purchaser’s breach of this Agreement;

(vii) if, prior to the Closing Date, Sellers’ Bankruptcy Cases shall be converted into a case under Chapter 7 of the Bankruptcy Code or dismissed, or if a trustee is appointed in the Bankruptcy Cases;

(viii) if any Event of Default (as defined in the DIP Credit Agreement) shall have occurred, subject to any applicable cure period, or Purchaser’s obligations under the DIP Credit Agreement are terminated;

(ix) if any consent or approval listed on Schedule 9.2(j) has not been obtained (or the receipt thereof has not been waived by Purchaser);

(x) if there shall be excluded from the Acquired Assets any Assigned Contract that is not assignable or transferable pursuant to the Bankruptcy Code or otherwise without the consent of any Person other than Sellers, to the extent that such consent shall not have been given prior to the Closing and the exclusion of such Assigned Contract would reasonably be expected to have a Material Adverse Effect; or

(xi) within five (5) Business Days after delivery thereof, if Purchaser is not satisfied, in its sole discretion, with any disclosure in the Schedules after delivery of the Schedules by Sellers in accordance with Section 6.1(d)(i).

(xii) if Sellers disclose, or Purchaser otherwise discovers, the existence of a Material Adverse Effect.

(d) by SS, if there has been a material violation or breach by Purchaser of any agreement or any representation or warranty contained in this Agreement which (A) has rendered the satisfaction of any condition to the obligations of Sellers impossible or is not curable or, if curable, has not been cured within ten (10) business days following receipt by Purchaser of written notice of such breach from Sellers, and (B) has not been waived by Sellers; provided that SS shall not have the right to terminate this Agreement under this Section 11.1(d) if Sellers are then in material breach of this Agreement.

11.2 Effect of Termination. In the event of termination pursuant to Section 11.1, this Agreement shall become null and void and have no effect and neither party shall have any Liability to the other (other than those provisions of Article 11 and Article 12 that expressly survive termination or obligations to be performed on or after the Closing), except that Purchaser or Sellers shall be liable to the other party for any damages suffered by such party on account of any prior material or willful breach hereof by Purchaser or Sellers, as applicable.

11.3 Breakup Fees; Expense Reimbursement.

(a) If this Agreement is terminated pursuant to Section 11.1(b)(ii) or Section 11.1(b)(iii), then Purchaser shall be deemed to have earned the Breakup Fee. Additionally, if this Agreement is terminated pursuant to Section 11.1(c)(v) due to a material violation or breach of any representation, warranty or covenant contained in this Agreement that is within the control of Sellers and within nine (9) months after such termination, Sellers consummate an Alternate Transaction, then Purchaser shall be deemed to have earned the Breakup Fee. The Breakup Fee shall be paid in cash, without further order of the Bankruptcy Court, immediately following the consummation of the Alternate Transaction.

(b) If this Agreement is terminated pursuant to any provision of Section 11.1 other than Section 11.1(d), then Purchaser shall be deemed to have earned the Expense Reimbursement. The Expense Reimbursement shall be paid in cash, without further order of the Bankruptcy Court, promptly following such termination.

(c) The parties acknowledge that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement and that without these agreements neither Sellers nor Purchaser would enter into this Agreement.

(d) Payments pursuant to this Section 11.3 shall be an administrative expense priority obligation under Section 364(c)(1) of the Bankruptcy Code with priority over all expenses of the kind specified in Sections 503(b) and 507 of the Bankruptcy Code, subject to any super-priority claims of Sellers’ post-petition lenders, and in all circumstances subject to the rights of the lenders under the ABL Credit Agreements, the Pre-Petition Credit Agreement and the DIP Credit Agreement.

ARTICLE 12

MISCELLANEOUS

12.1 Survival. Except for the provisions of Article 12, no representations, warranties, covenants and agreements of Sellers and Purchaser made in this Agreement shall survive the Closing Date except where, and only to the extent that, the terms of any such covenant or agreement expressly provide for obligations extending after the Closing. Sellers hereby acknowledge that the obligation to pay the Breakup Fee and the Expense Reimbursement (each, to the extent due hereunder) shall survive the termination of this Agreement, and shall have administrative status against Sellers and their respective estates.

12.2 Further Assurances. At the request and the sole expense of the requesting party, Purchaser or Sellers, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as Purchaser or Sellers, as applicable, or their respective counsel may reasonably request to effectuate the purposes of this Agreement and the Ancillary Agreements. Each party shall use reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

12.3 Successors and Assigns.

(a) In accordance with Section 3.3, Purchaser shall have the right prior to Closing to assign its rights to receive all or any part of the Acquired Assets and its obligations to assume all or any part of the Assumed Liabilities, in each case, to one or more Designees, provided that no such assignment shall relieve Purchaser of any of its obligations hereunder.

(b) Sellers shall not assign this Agreement or any of their rights or obligations hereunder and any such assignment shall be void and of no effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto, including any trustee appointed in any of the Bankruptcy Cases or subsequent Chapter 7 cases and Sellers, if the Bankruptcy Cases are dismissed.

12.4 Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York (without giving effect to the principles of conflicts of Law thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code or other applicable federal Law. For so long as Sellers are subject to the jurisdiction of the Bankruptcy Court, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction in New York.

12.5 Expenses. Except as otherwise provided in this Agreement, each of the parties shall pay their own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees and commissions or finder’s fees, whether or not the transactions contemplated hereby are consummated. Purchaser shall pay the cost of all surveys, title insurance policies and title reports ordered by Purchaser.

12.6 Severability. In the event that any part of this Agreement is declared by any Governmental Authority to be null, void or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable and the application of any provision so substituted, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of (a) the Execution Date and (b) the date this Agreement was last amended.

12.7 Notices.

(a) All notices, requests, demands, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service, if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service addressed to the party to whom notice is to be given, if served via Federal Express or similar overnight courier or Express Mail service; (iii) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (iv) on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Sellers:	School Specialty, Inc.| W6316 Design Drive Greenville, WI 54942 Attn: Michael P. Lavelle, CEO Fax: (920) 882-5863

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attn: Jeffrey Saferstein and Tarun Stewart Fax: (212) 492-0347

If to Purchaser:	c/o Bayside Finance, LLC 500 Boylston Street 13th Floor Boston, MA 02116 Attn: Jackson Craig Fax: (617) 262-1505

With a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 Attn: Michael S. Stamer and Stephen B. Kuhn Fax: (212) 872-1002

(b) Any party may change its address or facsimile number for the purpose of this Section 12.7 by giving the other parties written notice of its new address in the manner set forth above.

12.8 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Purchaser and Sellers, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

12.9 Entire Agreement. This Agreement and the Ancillary Agreements, including all schedules and exhibits hereto and thereto, contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.

12.10 Sellers Disclosures. After notice to and consultation with Purchaser, Sellers shall be entitled to disclose, if required by applicable Law or by order of the Bankruptcy Court, this Agreement and all information provided by Purchaser in connection herewith to the Bankruptcy Court, the United States Trustee, parties in interest in the Bankruptcy Cases and other Persons bidding on assets of Sellers. Other than statements made in the Bankruptcy Court (or in pleadings filed therein), Sellers shall not issue (prior to, on or after the Closing) any press release or make any public statement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned. The foregoing shall not prevent Sellers from publishing the existence or terms of this Agreement (or the Agreement itself) as necessary in the Sale Motion or otherwise in connection with the Bankruptcy Cases.

12.11 Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.12 Electronic Delivery; Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute the original form of this Agreement and deliver such form to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12.13 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS, HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL.

(b) THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT WITHOUT A JURY.

12.14 Third Party Beneficiaries. No provision of this Agreement (including Section 6.5) is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.15 Specific Performance. Sellers and Purchaser agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Sellers and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PURCHASER:

BAYSIDE SCHOOL SPECIALTY, LLC

By:	/s/ Richard Siegel
Name: Richard Siegel
Its: Authorized Signatory

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SELLERS:

SCHOOL SPECIALTY, INC.

By:	/s/ Michael P. Lavelle
Name: Michael P. Lavelle
Title:

CLASSROOMDIRECT.COM, LLC

By:	/s/ Michael P. Lavelle
Name: Michael P. Lavelle
Title:

DELTA EDUCATION, LLC

By:	/s/ Michael P. Lavelle
Name: Michael P. Lavelle
Title:

SPORTIME, LLC

By:	/s/ Michael P. Lavelle
Name: Michael P. Lavelle
Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

CHILDCRAFT EDUCATION CORP.

By:	/s/ Michael P. Lavelle
Name: Michael P. Lavelle
Title:

SELLERS:

BIRD-IN-HAND WOODWORKS, INC.

By:	/s/ Michael P. Lavelle
Name: Michael P. Lavelle
Title:

CALIFONE INTERNATIONAL, INC.

By:	/s/ Michael P. Lavelle
Name: Michael P. Lavelle
Title:

PREMIER AGENDAS, INC.

By:	/s/ Michael P. Lavelle
Name: Michael P. Lavelle
Title:

FREY SCIENTIFIC, INC.

By:	/s/ Michael P. Lavelle
Name: Michael P. Lavelle
Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SAX ARTS & CRAFTS, INC.

By:	/s/ Michael P. Lavelle
Name: Michael P. Lavelle
Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]